AGREEMENT FOR SALE AND
PURCHASE OF ASSETS AND STOCK

dated June 28, 2001

among

BEAZER HOMES HOLDINGS CORP., a Delaware corporation,

BEAZER HOMES USA, INC., a Delaware corporation,

SANFORD HOMES OF COLORADO, LLLP,
a Colorado limited liability limited partnership,

CHARLES H. SANFORD III and LINDA A. ELLIOTT,

and

APRIL CORPORATION, a Colorado corporation

Table of Contents

Section 1.	DEFINITIONS.
1.1	“AA”
1.2	“Acceptance Notice”
1.3	“Accrual Schedule”
1.4	“Adjustment”
1.5	“Adverse Consequences”
1.6	“Affiliate”
1.7	“April”
1.8	“April Assets”
1.9	“April’s Business”
1.10	“Assumed Liabilities”
1.11	“Backlog Units”
1.12	“Beazer”
1.13	“Beazer Indemnified Parties”
1.14	“Beazer SEC Reports”
1.15	“Beazer Securities”
1.16	“Beazer Stock”
1.17	“Book Value”
1.18	“Business”
1.19	“Business Days”
1.20	“Calculation”
1.21	“CERCLA”
1.22	“Closing”
1.23	“Closing Balance Sheets”
1.24	“Closing Date”
1.25	“Closing Period”
1.26	“Code”
1.27	“Companies”
1.28	“Companies’ insurance policies”
1.29	“Contracts”
1.30	“Confidential Information”
1.31	“Credit Liabilities”
1.32	“Effective Date”
1.33	“Encumbrances”
1.34	“Environmental Law”
1.35	“ERISA”
1.36	“ERISA Affiliate”
1.37	“Equity”
1.38	“Excluded Assets”
1.39	“Excluded Liabilities”
1.40	“Existing Purchase Agreements”
1.41	“Financial Statements”

1.42	“Final Purchase Price”
1.43	“GAAP”
1.44	“High View”
1.45	“Holdback”
1.46	“Improvements”
1.47	“Included Assets”
1.48	“Indemnified Party”
1.49	“Indemnifying Party”
1.50	“Initial Purchase Price”
1.51	“Insiders”
1.52	“Intangible Property”
1.53	“Intellectual Property Rights”
1.54	“IRS”
1.55	“Joint Ventures”
1.56	“KPMG”
1.57	“Land”
1.58	“Leases”
1.59	“Letter of Intent”
1.60	“Licenses, Entitlements, and Permits”
1.61	“New Beazer Employee”
1.62	“Non-Competition Agreements”
1.63	“Objection Notice”
1.64	“Options”
1.65	“Permitted Exceptions”
1.66	“Person”
1.67	“Personal Property”
1.68	“Plans”
1.69	“Pre-Closing Short Period”
1.70	“Premium”
1.71	“Principals”
1.72	“Projects”
1.73	“Purchaser”
1.74	“Purchase Price”
1.75	“Reference Balance Sheets”
1.76	“Reference Date”
1.77	“Reserve”
1.78	“Restricted Area”
1.79	“SARA”
1.80	“Savory Farms Environmental Condition”
1.81	“Seller”
1.82	“Seller Indemnified Parties”
1.83	“Seller Parties”
1.84	“Seller’s Advisor”
1.85	“Shareholders”
1.86	“Shares”
1.87	“SHOC’s Business”

1.88	“Speculative Units”
1.89	“Surveys”
1.90	“Tax” or Taxes”
1.91	“Tax Returns”
1.92	“Third Party Claim”
1.93	“Title Commitment”
1.94	“Title Objection”
1.95	“Welfare Plan”
Section 2.	AGREEMENT TO SELL AND ASSUMPTION OF CERTAIN LIABILITIES.
2.1	Agreement to Sell.
2.2	Assumption of Certain Liabilities.
Section 3.	PURCHASE PRICE PAYMENT AND PERFORMANCE.
3.1	Initial Purchase Price.
3.2	Final Purchase Price.
3.3	Manner of Payment and Post Closing Adjustment.
3.4	Construction and Warranty Matters.
Section 4.	TAX INDEMNITY PROVISIONS.
4.1	Indemnification.
4.2	Returns and Payments.
4.3	Refunds.
4.4	Contests.
4.5	Time of Payment.
4.6	Cooperation and Exchange of Information.
4.7	Conveyance Taxes.
4.8	Miscellaneous.
Section 5.	TITLE EXAMINATION, SURVEYS AND OBJECTIONS.
5.1	Title Examination.
5.2	Failure to Correct Title Objections.
5.3	Surveys.
Section 6.	REPRESENTATIONS AND WARRANTIES.
6.1	Representations and Warranties of SHOC.
6.2	Representations and Warranties as to April.
6.3	Representations and Warranties of Beazer and the Purchaser.
6.4	Representations and Warranties of the Principals.
6.5	General Provisions as to Representations and Warranties.
Section 7.	ADDITIONAL AGREEMENTS.
7.1	Agreements Affecting the Included Assets.
7.2	Purchaser’s Access and Inspection.
7.3	Cooperation.
7.4	Expenses.
7.5	Covenant Against Competition and Right of First Offer.
7.6	Waiver of Bulk Sales Law Compliance.
7.7	Employees.
7.8	Post Closing Wind Up.
7.9	Savory Farms Environmental Condition.

7.10	Brokerage Company.
7.11	High View.
7.12	Balance Sheet.
Section 8.	CLOSING PERIOD.
Section 9.	CLOSING.
9.1	Closing Date and Place.
9.2	Closing Transactions.
9.3	Prorations; Expenses of Closing.
Section 10.	CONDEMNATION OR DESTRUCTION.
Section 11.	BROKERS.
Section 12.	RIGHT OF ENTRY.
12.1	Tests, Borings and Examinations.
12.2	Indemnification.
Section 13.	DEFAULT.
13.1	The Purchaser’s Default.
13.2	The Seller’s Default.
13.3	Required Notice and Cure Period.
13.4	Effect of Termination; Liquidated Damages.
13.5	Effect of Termination.
Section 14.	INDEMNIFICATIONS.
14.1	Indemnification Provisions for Benefit of the Purchaser.
14.2	Indemnification Provisions for Benefit of Seller Parties.
14.3	Matters Involving Third Parties.
14.4	Relationship between Indemnities and Insurance Coverage.
14.5	Subrogation to Rights of Indemnified Parties.
Section 15.	CONDITIONS PRECEDENT IN FAVOR OF PURCHASER.
15.1	Conditions to Obligation of the Purchaser and Beazer.
15.2	Specific Closing Conditions in favor of the Purchaser with respect to April.
15.3	Conditions to Obligation of the Seller and the Principals.
15.4	Waiver of Conditions and other Remedies.
Section 16.	NOTICE.
Section 17.	ASSIGNMENT.
Section 18.	MISCELLANEOUS.
18.1	No Waiver.
18.2	Captions; Pronouns; and Interpretation.
18.3	Severability.
18.4	Survival.
18.5	Entire Agreement.
18.6	Extension of Time.
18.7	Time of Essence.
18.8	Governing Law.
18.9	Cumulative Rights.
18.10	Binding Effect.
18.11	Counterparts.
18.12	Construction.

Table of Exhibits

Exhibit A	Accrual Schedule
Exhibit B	April Assets
Exhibit C	Obligations Under Leases To Be Assumed Or Subleased By The Purchaser
Exhibit D	All Other Liabilities And Obligations Relating To The Included Assets
Exhibit E	Companies’ Insurance Policies
Exhibit F	Material Contracts
Exhibit G	Credit Liabilities
Exhibit H	Excluded Assets
Exhibit I	Existing Purchase Agreements
Exhibit J	Joint Ventures
Exhibit K	The Land
Exhibit L	Real And Personal Property Leases Of SHOC
Exhibit M	Option Agreements
Exhibit N	Excluded Personal Property
Exhibit O	The Projects Located in the State of Colorado
Exhibit P	Reference Balance Sheet
Exhibit Q	Speculative Units
Exhibit R	Calculation of Initial Purchase Price
Exhibit S	Insurance Table
Exhibit T	Litigation
Exhibit U	Rights to Purchase Land
Exhibit V	Products Liability Claims and Construction Defect Claims
Exhibit W	Land Not Served by Public Rights-of-way
Exhibit X	Contracts which will Survive the Closing or be Binding upon the Purchaser
Exhibit Y	Backlog Units
Exhibit Z	Warranty Forms
Exhibit AA	Disclosure of Claims Under Warranties
Exhibit BB	Affiliates / Insiders Disclosure
Exhibit CC	Intellectual Property
Exhibit DD	April Contracts and Obligations
Exhibit EE	April Employee Benefit Plans
Exhibit FF	April Employee Welfare Benefit Plan
Exhibit GG	April Bank Accounts and Officers and Directors
Exhibit HH	Form of Non-Competition Agreement

AGREEMENT FOR SALE AND
PURCHASE OF ASSETS AND STOCK

                THIS AGREEMENT FOR SALE AND PURCHASE OF ASSETS AND STOCK (this “Agreement”), is made this _____ day of June, 2001, among BEAZER HOMES HOLDINGS CORP., a Delaware corporation (“Purchaser”), BEAZER HOMES USA, INC., a Delaware corporation (“Beazer”), SANFORD HOMES OF COLORADO, LLLP, a Colorado limited liability limited partnership (“SHOC”), CHARLES H. SANFORD III and LINDA A. ELLIOTT, both individual residents of the State of Colorado (collectively “Principals”), and APRIL CORPORATION, a Colorado corporation (“April”);

W I T N E S S E T H:  That,

                The Purchaser and the Seller desire to implement the terms outlined in their letter of intent dated April 20, 2001 (the “Letter of Intent”), and acknowledge and recognize that the following recitals are true and correct.  All capitalized terms not otherwise defined are defined in Section 1.

RECITALS

1.             SHOC is engaged in the business of residential construction, development and sales in the State of Colorado (“SHOC’s Business”).

2.             April is engaged in the business of designing and producing plans for the construction of residential units and the leasing of such plans to SHOC and has previously engaged in the business of residential construction, development and sales in the State of Colorado (“April’s Business”).  The Shareholders own all of the capital stock and all equity interests in April.

3.             SHOC wishes to sell and transfer and the Purchaser wishes to acquire certain assets of SHOC which are used or usable in the operation of SHOC’s Business, including the Land and Improvements pursuant to the terms and conditions hereof.

4.             The Shareholders wish to sell and transfer and the Purchaser wishes to acquire all of the capital stock and all equity interests in April (the “Shares”).

5.             The Principals wish to provide for post-closing indemnification for the representations, warranties and covenants of the Seller contained herein and to guarantee the performance of the obligations of the Seller herein.

6.             Beazer has executed this Agreement in order to guaranty the performance of the obligations of Purchaser hereunder.

                NOW, THEREFORE, incorporating the foregoing recital of facts and in consideration of TEN DOLLARS ($10.00) in hand paid by the Purchaser to the Seller and the mutual promises contained herein, the Seller and the Purchaser agree as follows:

                Section 1.               DEFINITIONS.     In addition to any other terms which are defined in this Agreement, each of the following terms shall have the meaning given it below:

                                1.1           “AA”  means Arthur Andersen, LLP.

                                1.2           “Acceptance Notice”  see Section 3.2(d).

                                1.3           “Accrual Schedule”  means the list of accrued expenses and payables included as Credit Liabilities more particularly described on Exhibit A attached hereto and made a part hereof.

                                1.4           “Adjustment”  shall mean the adjustment to Book Value designated in Section 3.2.

                                1.5           “Adverse Consequences”  shall mean all losses, costs, damages, fees, or liabilities incurred by the indemnified party arising from the matter indemnified under this Agreement.

                                1.6           “Affiliate”  shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                                1.7           “April”  see the first paragraph of this Agreement.

                                1.8           “April Assets”  shall mean all of the assets of April, other than Excluded Assets, including real property, intellectual property, options to acquire property, and leases as described on Exhibit B together with April’s interest in the Joint Ventures.

                                1.9           “April’s Business”  see Recital 2.

                                1.10         “Assumed Liabilities”  shall mean all liabilities other than Excluded Liabilities of April and of SHOC with respect to SHOC’s Business as of the Closing Date relating to the Included Assets, but not the Excluded Assets, including but not limited to the following:

                                                (a)           all obligations of SHOC under the Existing Purchase Agreements;

                                                (b)           obligations of SHOC remaining under the Options that meet the requirements set forth at Section 6.1.26;

                                                (c)           obligations under Leases identified on Exhibit C to be assumed or subleased by the Purchaser for which necessary consents to assignment have been obtained;

                                                (d)           the obligation to perform warranty work for customers who purchased and closed homes from the Companies prior to the Closing Date including warranty work that arises because of the lack of compliance with building codes;

                                                (e)           obligations under the Contracts;

                                                (f)            trade payables supported by invoices or other back-up satisfactory to the Purchaser for units closing after the Closing Date and for units closing on or prior to the Closing Date if provided on the Accrual Schedule;

                                                (g)           all other liabilities and obligations relating to the Included Assets listed on Exhibit D; and

                                                (h)           obligations of SHOC remaining to be performed on or after the Closing Date under all permits and approvals related to the Included Assets.

                                1.11         “Backlog Units”  shall mean the residential housing units which are the subjects of Existing Purchase Agreements, but which are not scheduled to close as of or prior to the Closing Date.

                                1.12         “Beazer”  see the first paragraph of this Agreement.

                                1.13         “Beazer Indemnified Parties”  shall mean the Purchaser, Beazer, and, from and after the Closing Date, April, any Affiliate or subsidiary of any of them, and any director, officer, or employee of any of them.

                                1.14         “Beazer SEC Reports”  shall mean forms, reports and documents required to be filed by Beazer with the Securities and Exchange Commission in accordance with applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.

                                1.15         “Beazer Securities”  see Section 6.3.6(b).

                                1.16         “Beazer Stock”  shall mean the common stock of Beazer.

                                1.17         “Book Value”  shall mean the book value of assets or liabilities as the case may be as determined in accordance with GAAP.

                                1.18         “Business”  shall mean the operation of a land development, residential construction and sales operation.

                                1.19         “Business Days”  shall mean any day or days that commercial divisions of national banking institutions are open for business in Denver, Colorado.

                                1.20         “Calculation”  see Section 3.3.

                                1.21         “CERCLA”  see Section 6.1.10.

                                1.22         “Closing”  shall mean the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 9.2 as of the Closing Date.

                                1.23         “Closing Balance Sheets”  shall mean the separate balance sheets for the Companies (in the case of SHOC, identifying the Included Assets and the Assumed Liabilities), compiled in accordance with Section 3.2.

                                1.24         “Closing Date”  shall mean 11:59 p.m. on the later of the date which is three (3) Business Days after any required compliance with the Hart, Scott, Rodino Act or August 2, 2001.

                                1.25         “Closing Period”  shall mean the period between the Effective Date and the Closing Date.

                                1.26         “Code”  shall mean the Internal Revenue Code of 1986, as amended.

                                1.27         “Companies”  shall mean SHOC and April.

                                1.28         “Companies’ insurance policies”  shall mean the liability insurance policies that are maintained by the Companies, such policies shall include general liability umbrella, and excess liability.  All of the Companies’ insurance policies are listed and described on Exhibit E.

                                1.29         “Contracts”  shall mean the contracts, leases, licenses and agreements which relate to SHOC’s Business and the Land other than the Options, Existing Purchase Agreements and Leases, the material ones being identified in Exhibit F.

                                1.30         “Confidential Information”  shall mean any business or technical information used by SHOC or April exclusively in connection with the Included Assets and April’s Business and which has economic value to SHOC or April because it has been deliberately maintained as confidential by SHOC or April and is designated as confidential by SHOC or April to Purchaser.

                                1.31         “Credit Liabilities”  shall mean the portion of the Assumed Liabilities set forth on Exhibit G for which the Purchaser is to receive a credit against the Purchase Price.

                                1.32         “Effective Date”  shall mean the date on which an unaltered counterpart of this Agreement, has been executed by the parties hereto.

                                1.33         “Encumbrances”  shall mean any mortgage, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal or other encumbrance.

                                1.34         “Environmental Law”  see Section 6.1.10.

                                1.35         “ERISA”  shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that act or any successor law.

                                1.36         “ERISA Affiliate”  see Section 6.2.17.

                                1.37         “Equity”  shall mean the Book Value of the April Assets that are not Excluded Assets minus the Book Value of all liabilities of the referenced entity each as determined in accordance with and shown on its Reference Balance Sheet.

                                1.38         “Excluded Assets”  shall mean (a) SHOC’s cash on hand and amounts in bank or other institutional depository accounts of SHOC to the extent deducted from the Closing Balance Sheets, (b) split dollar life insurance policies on the lives of the Principals owned by April, (c) the limited liability company interest of April in the land held for development known as “Castle Star,” provided that if agreement cannot be reached with Castle Star Development, LLC with regard to a deferred purchase of such land, the Purchaser will purchase such limited liability company interest for a purchase price of three million four hundred twelve thousand three hundred forty five dollars ($3,412,345) at Closing, and (d) the assets set forth on Exhibit H attached hereto and made a part hereof.

                                1.39         “Excluded Liabilities”  shall mean the liabilities of SHOC with respect to SHOC’s business as of the Closing Date which are not Assumed Liabilities, including those excluded liabilities described in Section 2.2.

                                1.40         “Existing Purchase Agreements”  shall mean the existing purchase and sale agreements between SHOC and third party purchasers of portions of the Land and Improvements as of the Effective Date, and updated to and through the Closing Date.  A complete list of the Existing Purchase Agreements is set forth as Exhibit I.

                                1.41         “Financial Statements”  shall mean the consolidated financial statements of the Companies delivered by the Companies to the Purchaser.

                                1.42         “Final Purchase Price”  see Section 3.2.

                                1.43         “GAAP”  shall mean generally accepted accounting principles consistently applied.

                                1.44         “High View”  shall mean High View Homes, LLC, a Colorado limited liability company.

                                1.45         “Holdback”  shall mean the deferred portion of the Purchase Price deducted from the Purchase Price and retained by the Purchaser as part of the Closing process for further disbursement in accordance with the terms hereof.

                                1.46         “Improvements”  shall mean all improvements of any nature located on or appurtenant to the Land which shall include all residential housing units, model homes, Backlog Units, Speculative Units, infrastructure and all related property affixed to or permanently located on the Land.

                                1.47         “Included Assets”  shall include all Land and Improvements, Leases, Contracts, Intangible Property, Options, Existing Purchase Agreements and Personal Property and all assets of SHOC with respect to SHOC’s Business designated on its Reference Balance Sheet as updated through the Closing Date except for Excluded Assets and any other assets which may be excluded by the Purchaser prior to Closing.

                                1.48         “Indemnified Party”  see Section 14.3.

                                1.49         “Indemnifying Party”  see Section 14.3.

                                1.50         “Initial Purchase Price”  see Section 3.1.

                                1.51         “Insiders”  see Section 6.2.2.

                                1.52         “Intangible Property”  shall mean all intangible or intellectual property used by SHOC which is used in SHOC’s Business and relates to the Included Assets or Assumed Liabilities including data, files, books and records, customer lists, warranties, computer software and programs, plans and specifications, trademarks, or copyrights.

                                1.53         “Intellectual Property Rights”  see Section 6.2.11.

                                1.54         “IRS”  shall mean the Internal Revenue Service.

                                1.55         “Joint Ventures”  shall mean the partnerships, limited liability companies and other entities where any of the Sellers or April is a non-exclusive owner identified on Exhibit J.

                                1.56         “KPMG”  shall mean KPMG Peat Marwick.

                                1.57         “Land”  shall mean the improved or unimproved real property owned by SHOC more particularly described on Exhibit K.

                                1.58         “Leases”  shall include the real and personal property leases of SHOC which are identified in Exhibit L.

                                1.59         “Letter of Intent”  see the second paragraph of this Agreement.

                                1.60         “Licenses, Entitlements, and Permits”  shall mean all licenses, entitlements, permits, governmental rights, development of regional impact approvals, zoning rights, paid impact fees and tap in rights, utility capacity and all other rights, approvals and permits associated with the Included Assets or otherwise owned by SHOC with respect to the operation of the Business in the Restricted Area.

                                1.61         “New Beazer Employee”  shall mean any employee of either the Purchaser or April who is hired by the Purchaser at or prior to Closing or prior to the determination of the Final Purchase Price.

                                1.62         “Non-Competition Agreements”  see Section 6.2.19.

                                1.63         “Objection Notice”  see Section 3.2.

                                1.64         “Options”  shall mean the option agreements and purchase and sale agreements between SHOC and certain third party land sellers, a complete list of which are set forth on Exhibit M attached hereto and made a part hereof.

                                1.65         “Permitted Exceptions”  shall mean collectively any title exception set forth on the Title Commitment which is not a Title Objection.

                                1.66         “Person”  shall mean any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental body, or other entity or body.

                                1.67         “Personal Property”  shall include all equipment, tools, furniture, office equipment, marketing materials, deposits with community associations or community development districts and other tangible personal property used in connection with the development of residential homes or improved lots located on the Land or otherwise related to SHOC’s Business, other than any items of tangible personal property described in Exhibit N.

                                1.68         “Plans”  see Section 6.2.17.

                                1.69         “Pre-Closing Short Period”  see Section 4.1.

                                1.70         “Premium”  see Section 3.

                                1.71         “Principals”  see the first paragraph of this Agreement.

                                1.72         “Projects”  shall mean the projects located in the State of Colorado and listed on Exhibit O hereto.

                                1.73         “Purchaser”  see the first paragraph of this Agreement.

                                1.74         “Purchase Price”  shall mean the amount, set forth in Section 3.1, that the Purchaser shall pay to consummate the purchase and sale of the Included Assets and Shares.

                                1.75         “Reference Balance Sheets”  shall mean the separate balance sheets for the Companies as of the Reference Date, a true and exact copy of which will be initialed by the parties and attached hereto as Exhibit P.

                                1.76         “Reference Date”  shall mean May 31, 2001.

                                1.77         “Reserve”  see Section 3.4.

                                1.78         “Restricted Area”  shall mean the State of Colorado.

                                1.79         “SARA”  see Section 6.1.10.

                                1.80         “Savory Farms Environmental Condition”  shall mean the presence of elevated concentrations of chlorinated pesticides in the soils of the property owned by SHOC known as Savory Farms, located at the southeast corner of Federal Boulevard and 112th Avenue in the City of Westminster, Colorado, which is the subject of a no-action determination issued by the Colorado Department of Public Health and Physical Environment with respect to the property owned by SHOC but not the adjacent property.

                                1.81         “Seller”  shall mean SHOC and the Shareholders collectively.

                                1.82         “Seller Indemnified Parties”  shall mean the Seller, the Principals and any Affiliate or subsidiary of either of them other than April, and any director, officer or employee of any of them.

                                1.83         “Seller Parties”  shall mean the Seller, the Principals and April, jointly and severally.

                                1.84         “Seller’s Advisor”  see Section 11.

                                1.85         “Shareholders”  shall mean PNC Bank, N.A. IRA Custodian f/b/o Charles H. Sanford III under Agreement dated May 2, 1996 and PNC Bank, N.A. IRA Custodian f/b/o Linda A. Elliott under Agreement dated April 20, 1996.

                                1.86         “Shares”  see Recital 4.

                                1.87         “SHOC’s Business”  see Recital 1.

                                1.88         “Speculative Units”  shall mean the residential housing units completed or under construction by SHOC as of June 26, 2001 or models constructed and owned by SHOC that are not the subject of an Existing Purchase Agreement all of which are more particularly described in Exhibit Q.

                                1.89         “Surveys”  shall mean any existing surveys of the Land in the possession of the Companies or readily accessible by the Companies.

                                1.90         “Tax” or Taxes”  shall mean all federal, state, local or foreign taxes of any kind, charges, fees, customs, duties, imposts, levies, required deposits or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, required deposits, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any transferee liability in respect of Taxes.

                                1.91         “Tax Returns”  shall mean any return, report, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

                                1.92         “Third Party Claim”  see Section 14.3.

                                1.93         “Title Commitment”  shall mean the title insurance commitment issued by Land Title Guarantee Company as agent for Old Republic National Title Insurance Company or Chicago Title Insurance Company or Land America Title Insurance Company with respect to the Land issued in favor of the Purchaser.

                                1.94         “Title Objection”  shall mean any deed of trust, lien, financing statement, security agreement, security interest or other encumbrance which is not an Assumed Liability, which encumbers SHOC’s title to the Land and to which Purchaser objects in accordance with Section 5.1.

                                1.95         “Welfare Plan”  see Section 6.2.17.

                Section 2.               AGREEMENT TO SELL AND ASSUMPTION OF CERTAIN LIABILITIES.

                                2.1           Agreement to Sell.  On the terms and conditions hereinafter set forth, (i) SHOC agrees to sell the Included Assets to the Purchaser and the Purchaser agrees to purchase the Included Assets from SHOC; and (ii) the Principals agree to cause the Shareholders to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Shareholders, all in accordance with the terms hereof.

                                2.2           Assumption of Certain Liabilities.  The Purchaser agrees to assume at the Closing the Assumed Liabilities at the Book Value thereof and agrees to perform the obligations incident thereto.

                The Assumed Liabilities shall not include any obligation or liability arising from any act which would constitute a breach of the representations and warranties of SHOC or the Principals contained in Sections 6.1 or 6.2.  Nothing contained in this Section 2 or in any instrument or assumption executed by the Purchaser at the Closing shall be deemed to release or relieve the Principals, SHOC or April from their or its respective representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument or document executed pursuant hereto or in connection herewith, including, without limitation, the obligations of the indemnity provisions in favor of the Purchaser in this Agreement.

                The Assumed Liabilities shall not include any liability or obligation of the Companies or the Principals arising out of or relating to:

                                                (a)           any actual or alleged tortious intentional misconduct of the Companies or any of their employees or agents;

                                                (b)           any business or business activities of SHOC or April which are not part of SHOC’s Business or April’s Business;

                                                (c)           any liability for expenses or Taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby, attributable to any period prior to Closing;

                                                (d)           any liability of SHOC or April for any Taxes of any kind or character, attributable to any period prior to Closing;

                                                (e)           any liability of the Seller or April under or arising by reason of this Agreement;

                                                (f)            any liability for any expense or payable due in accordance with the terms of any Contract or other agreement to which SHOC is a party for the period prior to Closing except as shown on the Accrual Schedule;

                                                (g)           any liability under any Environmental Law except as provided in Section 6.3.13; or

                                                (h)           any liability for the violation of any statute, rule or regulation, including but not limited to consumer protection laws, or any penalties or fines thereunder; provided, however, that the Assumed Liabilities shall include (i) building code violations and (ii) violation of any consumer protection laws unless it is found by a judicial or non-judicial tribunal, acting independently of any judicial or non-judicial tribunal in which there is a claim by a consumer under such laws, that such violation was accompanied by fraud by the Companies or any of their employees or agents.

                                                (i)            any liability arising out of Crum v. April Corporation.

                In particular, SHOC shall pay and remain solely responsible for:

                                                (a)           all trade payables under the Contracts or otherwise which apply to units closed prior to the Closing Date except as shown on the Accrual Schedule;

                                                (b)           any liability arising under and with respect to violations of any statute, rule or regulation, except as specified in subsection 2.2(h) above.

                SHOC and the Principals hereby indemnify and hold harmless the Beazer Indemnified Parties against any losses, costs, damages, fees arising or related to the period on or before Closing or other amounts payable for the Excluded Liabilities and for any liabilities or obligations of SHOC or April relating to the Included Assets arising or related to the period on or before Closing other than the Assumed Liabilities.  The Purchaser and Beazer hereby indemnify and hold harmless the Seller Indemnified Parties against any losses, costs, damages, fees or other amounts payable for any liabilities or obligations of the Purchaser with respect to the Assumed Liabilities.

                Section 3.               PURCHASE PRICE PAYMENT AND PERFORMANCE.

                                3.1           Initial Purchase Price.  Purchaser will pay to the Seller the initial purchase price (“Initial Purchase Price”) which shall equal the combined net Book Value of SHOC and April, after making necessary consolidating adjustments less Excluded Assets and plus Excluded Liabilities reflected on Exhibit R, plus Assumed Liabilities, all as of the Reference Date, plus a premium (“Premium”) in the amount of $15,000,000.00, calculated as set forth in Exhibit R, all to be payable and allocated in accordance with the following provisions.

                                                (a)           The Initial Purchase Price shall be payable by Purchaser to the Seller at Closing, in cash, Credit Liabilities, and Beazer Stock as follows:

Non-Competition Agreements (allocated 75% to Charles H. Sanford III and 25% to Linda A. Elliott)	Cash	$4,000,000

Shares of April (allocated 86.63% to the IRA account for Charles H. Sanford III and 13.37% to the IRA account for Linda A. Elliott)	Beazer Stock Cash	$5,333,333 $6,666,667

Included Assets of SHOC	Beazer Stock Credit Liabilities Cash	$8,000,000 Book Value Balance of Initial Purchase Price

                                                (b)           The value of the Beazer Stock will be based on the valuation methodology described in this Section.  The Beazer Stock shall be issued in a private placement that is exempt from registration under applicable securities laws.  The sale of the Beazer Stock shall be restricted for a period of one year from the Closing Date and as may otherwise be required to comply with applicable securities laws or regulations or applicable rules of the New York Stock Exchange.  At the end of the one year restricted period, Beazer shall file an S-3 Registration Statement (Resale Registration) with respect to all Beazer Stock issued in payment of the Purchase Price.  SHOC and the Principals shall cooperate fully with Beazer to provide such information, financial statements and other information and undertakings as may be required to accomplish the initial private placement and subsequent resale registration contemplated herein.

                                                (c)           The number of shares of Beazer Stock to be issued as a part of the Purchase Price will be determined by dividing the dollar amounts specified in Section 3.1 attributable to Beazer Stock by the average of the closing prices of Beazer Stock during the twenty (20) trading days immediately preceding the first trading day prior to the Closing Date, provided that if the average closing price of Beazer Stock so determined is more than sixty dollars ($60.00) per share, the dollar amount specified in Section 3.1(a) will be divided by sixty dollars ($60.00) per share, and if the foregoing average price per share is less than or equal to forty eight dollars ($48.00) per share, then the dollar amount specified in Section 3.1(a) will be divided by forty eight dollars ($48.00) per share.  In the event that the price would be calculated using sixty dollars ($60.00) per share, then the Purchaser shall have the right to pay all or any portion of the Purchase Price allocated above to Beazer Stock, at its election, in cash rather than Beazer Stock.

                                                (d)           Purchaser shall pay off at Closing all loans of SHOC included in the Assumed Liabilities and all loans of April other than Excluded Liabilities.  The amounts to pay off such loans which are Credit Liabilities shall be allocated to the cash portion of the Purchase Price.

                                3.2           Final Purchase Price.

                                                (a)           The Final Purchase Price shall be the sum of:

                                                                (i)            The Initial Purchase Price;                                                                 (ii)           Plus or minus Adjustments related to Included Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities;

                                                                (iii)          Plus the net increase, or minus the net decrease, in the combined net Book Value of SHOC and April, after making necessary consolidating adjustments, after the Reference Date through the Closing Date, without any decrease in the net Book Value of April as a result of the distribution required by Section 9.2.1(c); and

                                                                (iv)          Minus the net increase, or plus the net decrease, in the Assumed Liabilities after the Reference Date through the Closing Date.

                All of the above items shall be determined in accordance with GAAP and the net changes in Included Assets and Credit Liabilities and the Equity of April shall include only those changes in the ordinary course of business.

                                                (b)           SHOC and the Principals may reallocate the cash and stock payable by Beazer to the portions of the Purchase Price paid for the Shares of April and the Included Assets of SHOC in any manner selected by them provided that such reallocation is approved by Beazer prior to Closing, which approval will not be unreasonably withheld or delayed, and provided further that such reallocation will under no circumstances require Beazer to issue more or less Beazer Stock than that reflected in Section 3.1(a) above, subject to Beazer’s rights in Section 3.1(c).

                                                (c)           The Final Purchase Price shall be determined as of the Closing Date on the basis of the Closing Balance Sheets and in a manner consistent with the calculation of the Initial Purchase Price contained in the attached Exhibit R. The Closing Balance Sheets shall be prepared by SHOC in accordance with GAAP applied on a basis consistent with prior periods.  KPMG shall audit the Closing Balance Sheets, prepare a calculation of the Final Purchase Price based upon the Closing Balance Sheets allocating the Final Purchase Price in a manner consistent with the allocation of the Initial Purchase Price in accordance with Section 3.1, and deliver such audited Closing Balance Sheets with its opinion with respect thereto, together with such calculation of the Final Purchase Price, to the Purchaser and the Seller within sixty (60) days of the Closing Date.

                                                (d)           Within thirty (30) days following the delivery of the KPMG audited Closing Balance Sheets and calculation of the Final Purchase Price, the Purchaser shall deliver to Seller a notice of objection (an “Objection Notice”) or a notice of acceptance (an “Acceptance Notice”) with respect to the Closing Balance Sheets and the calculation of the Final Purchase Price.  If an Acceptance Notice is delivered to Seller or if no Objection Notice is delivered to Seller within such thirty (30) day period, such Closing Balance Sheets and the calculation of the Final Purchase Price shall be final and binding on the parties.  If an Objection Notice is given and the parties are unable to reach agreement within fifteen (15) days of its date, any unresolved disputed items shall be promptly referred to AA for resolution.  The resolution of the dispute by AA shall be final and binding on the parties.  The fees and expenses of AA shall be divided equally between the parties if the decision of AA results in an adjustment of the Purchase Price of one million dollars ($1,000,000) or less and, if the adjustment is more than one million dollars ($1,000,000), then the fees and expenses of AA shall be paid by the Purchaser if the adjustment is an increase in the Purchase Price and by SHOC and the Principals if the adjustment is a decrease in the Purchase Price.

                Purchaser shall hold back from the cash portion of the Initial Purchase Price the sum of $1,500,000.00 (“Holdback”) to provide a fund for the payment of the adjustments provided in this Section.  Purchaser shall invest the Holdback into an interest bearing special account for the benefit of Purchaser and Seller at a financial institution having deposits insured by the Federal Deposit Insurance Corporation and having a consolidated net worth of not less than five hundred million dollars ($500,000,000.00).   Interest upon such account will become a part of the Holdback.   The Holdback shall be set aside from the cash payment to be made to SHOC as a part of the Purchase Price.  Both April and SHOC agree that even though the Holdback has been divided for purposes of ownership by the two entities, the sum of the two amounts shall be available to the Purchaser for adjustments without distinction.  For example, in the event that an amount is owing to the Purchaser that is covered by the Holdback and it is allocated entirely to SHOC, the amount of the Holdback attributable to April shall be available for payment of such amount after the exhaustion of the Holdback attributable to SHOC and any reimbursement arrangement between SHOC and the Shareholders with respect thereto will not affect Purchaser’s rights with respect thereto.  Upon establishment of the Final Purchase Price, Beazer shall retain such portion of the Holdback as it may be entitled to pursuant to this calculation without distinction as to entity, and shall pay any amounts due to the Seller in accordance with such calculation to the appropriate Seller.  Any additional amounts payable reflecting Adjustments to the Book Value as of the Closing Date shall be paid within fifteen (15) days of the establishment of the Final Purchase Price.

                The parties shall agree upon an allocation of the Initial Purchase Price as to the Included Assets and the Shares during the Closing Period.  The Final Purchase Price attributable to the Included Assets shall be allocated among the Included Assets in a manner consistent with the allocation and agreed to by Seller and Purchaser during the Closing Period.  If there is a dispute as to such allocation which cannot be resolved between the parties within sixty (60) days after delivery to the parties of such schedule prepared by KPMG, such dispute will be referred to AA for resolution and such resolution will be binding upon the parties.  SHOC and Purchaser will each file in compliance with the Internal Revenue Code Form 8594 completed in accordance with such allocation.

                                                (e)           The Final Purchase Price shall be allocated as follows:

Non-Competition Agreements	$4,000,000

Shares of April	$12,000,000, adjusted for Excluded Assets and Excluded Liabilities of April

Included Assets of SHOC	Balance of Final Purchase Price

                For purposes of the allocation of the Purchase Price to SHOC, all of the Purchase Price in excess of the tax Book Value of the Included Assets shall be allocated to goodwill for tax purposes to the extent allowed by applicable tax law.

                All prorations, calculations, and price credit or liability determinations shall be made as of the Closing Date and where applicable, shall be applied against the cash portion of the Purchase Price. For purposes of these calculations and determinations, the Seller shall retain all benefits and burdens of SHOC’s Business and April’s Business until 11:59 p.m. on the Closing Date.  All employees of SHOC and April shall remain employees of SHOC and April until 11:59 p.m. on the Closing Date. Thereafter, all benefits and burdens of the Included Assets and Assumed Liabilities shall be of the Purchaser. Except for the Assumed Liabilities, SHOC and the Principals hereby indemnify the Beazer Indemnified Parties for all liabilities whatsoever arising from the operation of SHOC’s Business on or prior to the Closing Date.

                                3.3           Manner of Payment and Post Closing Adjustment.

                                                (a)           Upon the satisfaction of the conditions set forth in Section 9 and Section 15 herein and subject to the provisions of Section 3.1, the Purchaser shall pay the cash portion of the Purchase Price by wire transfer on the Closing Date and deliver the requisite number of shares on such date.

                                                (b)           On the Business Day immediately prior to the Closing Date, Purchaser shall deliver to the wiring bank its instructions to wire transfer the cash portion of the Purchase Price established at Section 3.1 above at its earliest available time on the Closing Date.  At least three (3) Business Days prior to the Closing Date, Sellers will furnish to the Purchaser the wiring information for transfer of the cash portion of the Purchase Price to each.

                                                (c)           Credit Liabilities.  The Purchaser and the Seller shall establish a list and calculation of the Credit Liabilities at Closing.  The Credit Liabilities set forth on Exhibit G is a list of the Credit Liabilities as of Reference Date together with an estimate of the Credit Liabilities thereafter through the Closing Date.  The actual calculation and designation of the Credit Liabilities shall be those accrued liabilities payable by the Purchaser on behalf of the Seller after Closing.

                                3.4           Construction and Warranty Matters.

                                                (a)           The Purchaser shall assume and perform all work caused by any warranty claim covered by an existing form of warranty by the Companies identified in Exhibit Z and relating to any residential housing units closed by the Companies prior to the Closing and closed by the Purchaser thereafter.  SHOC and the Principals shall take all actions necessary in order to continue in full force and effect the Companies’ insurance policies and to assign all benefits and payments thereunder to the Purchaser at Closing, except to the extent of any coverage resulting from the Seller Indemnified Parties being additional insureds under any liability policies maintained on behalf of the Companies.  SHOC and the Principals shall pursue all claims under the Companies’ insurance policies diligently if requested by the Purchaser and shall not take any action which would release the insurance companies or void or limit coverage under the Companies’ insurance policies.  SHOC and the Principals hereby grant to the Purchaser an irrevocable power of attorney coupled with an interest to file and pursue claims under the Companies’ insurance policies, except to the extent of any coverage resulting from the Seller Indemnified Parties being additional insureds under any liability policies maintained on behalf of the Companies.

                The Purchaser shall not be responsible for and has not assumed any obligation or liability with respect to High View including any warranty work with respect to any homes constructed by High View.  As a condition to Closing, SHOC shall or shall cause High View, at its expense, to acquire prior to Closing structural warranty insurance with respect to all homes constructed or sold by High View and will post, at its expense, any necessary sureties with respect to such insurance.  SHOC will cause High View to deliver copies of such warranties to the Purchaser prior to the Closing Date.  SHOC will or will cause High View to pay all deductible amounts due under such warranties.  To the extent practicable, SHOC will cause High View and High View hereby agrees to assert any claims arising out of the High View homes against such insurance prior to asserting any claim with respect to any general liability insurance available to the Purchaser after Closing.

                In consideration of assumption and performance of such warranty claims, Purchaser shall receive a credit in calculation of net Book Value for the warranty reserve maintained on the Reference Balance Sheets, as adjusted by the Closing Balance Sheets (“Reserve”).

                                                (b)           The Purchaser shall enter into a Contract with High View at Closing whereby the Purchaser agrees to perform warranty work on behalf of High View at the sole cost and expense of High View.  The Contract shall be on mutually acceptable terms but shall provide that none of the Beazer Indemnified Parties shall have any liability or obligation with respect to any of such warranty work or the unit that is the subject of such work other than the obligation of the particular Beazer Indemnified Party to undertake such work in a manner consistent with the standards of the residential construction industry in the Denver, Colorado area.  The Purchaser shall not be responsible for the payment of any deductible amounts with respect to any insurance policies insuring High View.  The amounts in the Reserve shall not be available to the Seller or High View to pay warranty claims amounts or any other amounts with respect to High View.

                                                (c)           SHOC and the Principals shall provide to the Purchaser prior to the Closing Date the agreement of the insurance companies issuing the Companies’ product liability and general liability insurance policies in favor of the Purchaser in force during the eight (8) years prior to the Closing Date that (i) the Companies’ insurance policies are in full force and effect with no amounts due and payable thereunder; (ii) name the Beazer Indemnified Parties as additional named insureds thereunder; (iii) the insurance companies will permit the Purchaser to make claims thereunder on behalf of the Seller Parties by use of a power of attorney issued by the Seller Parties in favor of the Purchaser and will pay the proceeds thereof to the Purchaser without claims of the Seller, except to the extent of any coverage resulting from the Seller Indemnified Parties being additional insureds under any liability policies maintained on behalf of the Companies; (iv) the insurance companies will not deny or limit coverage under the Companies’ insurance policies because of the closing of the transactions contemplated hereby; and (v) acknowledge that the coverage of the policies are not affected by the inclusion of the waiver of subrogation clause in Section 14, the execution and delivery of the release and covenant not to sue required under Section 19 hereof and the execution and delivery of the power of attorney in favor of the Purchaser.  SHOC and the Principals shall take all actions and pay such reasonable amounts (as determined by Seller) as are necessary to obtain at or prior to Closing the foregoing agreement by the insurance companies issuing the Companies’ insurance policies.

                                                (d)           Purchaser will maintain the Seller Indemnified Parties as additional insured under all of the Companies’ liability insurance policies or such replacement policy as the Purchaser may obtain for a period of eight (8) years after the Closing Date.

                                                (e)           Exhibit S sets forth, by year and by company, for SHOC, April and their Affiliates, residential units completed and the insurance and warranties covering such residential units.

                Section 4.               TAX INDEMNITY PROVISIONS.

                                4.1           Indemnification. The parties agree that (i) consistent with Treasury Regulations Section 1.1502-76, (A) the short taxable year of April resulting from the inclusion by the Purchaser of April in its consolidated group upon the sale of April to the Purchaser will end at the end of the day on the date hereof (the “Pre-Closing Short Period”) and (B) for purposes of determining the year to which April’s items of income, gain, loss and deduction with respect to the Included Assets should be allocated, April shall be treated as if it sold its interests in SHOC immediately prior to the sale of the stock of April to the Purchaser and (ii) for purposes of determining the timing of the recognition of items of income, gain, loss and deduction, the sale of the Included Assets shall be deemed to occur immediately prior to the sale of the stock of April to the Purchaser.  In addition, the parties agree that the interim closing of the books method shall be used in order to allocate items of income, gain, loss and deduction with respect to the Included Assets.  Accordingly, all items of income, gain, loss and deduction resulting from the sale of the Included Assets by SHOC which are allocated to April will be included on the Tax Return to be filed by April for the Pre-Closing Short Period and all income, gain, loss and deduction allocable to April for the period arising prior to the deemed sale of April’s interests in SHOC shall be included on the Tax Return to be filed by April for the Pre-Closing Short Period.

                                                (a)           SHOC and the Principals agree to indemnify and hold harmless the Beazer Indemnified Parties and April against the following Taxes (except to the extent that reserves appear on the Closing Balance Sheets for such Taxes) and, except as otherwise provided in Section 4.4, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes:  (i) Taxes imposed on April or High View with respect to taxable periods of such Person ending on or before the Closing Date (or Taxes which result from any transactions contemplated by this Agreement or which occur or are deemed to occur during the Pre-Closing Short Period of April pursuant to Section  4.1(a) above); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on April or High View which are allocable, pursuant to Section 4.1(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which April files or has filed a Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; and (iv) Taxes imposed on the Purchaser or April or High View as a result of any breach of warranty or misrepresentation under Section 6.2.7.

                                                (b)           In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                                                                (i)            in the case of Taxes that are based upon or related to income or gross receipts or sale or use Tax, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date, and

                                                                (ii)           in the case of any Taxes other than gross receipts, sale or use Tax and Taxes based upon or related to income, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                                4.2           Returns and Payments.

                                                (a)           From the Effective Date through and after the Closing Date, the Shareholders shall prepare and file, subject to the Purchaser’s prior review and approval, which approval will not be unreasonably withheld or delayed, or otherwise furnish in proper form to the appropriate governmental authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to April that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date).  Tax Returns of April not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to April (except to the extent counsel for SHOC, the Principals, or April renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties).  With respect to any Tax Return required to be filed by the Purchaser or the Shareholder with respect to April and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 4.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 4.1(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and during such 20 Business Day period such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement.

                                                (b)           Principals shall pay, or cause the Shareholders to pay, when due and payable all Taxes with respect to April for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current Taxes payable on the Closing Balance Sheets, and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date (subject to its right of indemnification from SHOC and Principals by the date set forth in Section 4.5 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Section 4.1(b)).

                                4.3           Refunds. Any Tax refund (including any interest with respect thereto) relating to April for any taxable period prior to the Closing Date (except for any refund included on its Closing Balance Sheet, which shall be the property of the Purchaser, and if paid to the Seller, shall be paid over promptly to the Purchaser) shall be the property of the Shareholders, and if received by the Purchaser or April shall be paid over promptly to the Shareholders.  Notwithstanding the foregoing sentence, any Tax refund (or equivalent benefit to the Shareholders through a reduction in Tax liability) for a period before the Closing Date arising out of the carry-back of a loss or credit incurred by April in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Shareholders, shall be paid over promptly to the Purchaser.

                                4.4           Contests.

                                                (a)           After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of April which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 4; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Section 4 except to the extent, if any, that, but for such failure, the Seller could have avoided all or a portion of the Tax liability in question.

                                                (b)           In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that SHOC and the Principals acknowledge in writing their liability under this Agreement to hold the Beazer Indemnified Parties and April harmless against the full amount of any Adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an Adjustment allocable under Section 4.1(a) to the portion of such year ending  on or before the Closing Date), the Shareholders shall have the right at their expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential Adjustment for which the Shareholders have acknowledged their liability; the Purchaser also may participate in any such audit or proceeding and, if the Shareholders do not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days’ prior written notice to the Shareholders setting forth the terms and conditions of settlement.  In the event that issues relating to a potential Adjustment for which the Shareholders and the Principals have acknowledged their liability are required to be dealt with in the same proceeding as separate issues relating to a potential Adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

                                                (c)           With respect to issues relating to a potential Adjustment for which both the Shareholders and the Principals (as evidenced by its acknowledgment under this Section 4.4) and the Purchaser or April or High View could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the Adjustment and any corresponding Adjustments that may reasonably be anticipated for future Tax periods.  The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 4 by the Purchaser and the Shareholders.

                                                (d)           Neither the Purchaser nor the Shareholders shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld.  The Purchaser and the Shareholders agree to cooperate, and the Purchaser agrees to cause April and High View to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                                4.5           Time of Payment.  Payment by the Seller of any amounts due under this Section 4 in respect of Taxes shall be made (i) at least three (3) Business Days before the due date of the applicable estimated or final Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which SHOC or the Principals are responsible under Section 4.1(b) without regard to whether the Return shows overall net income or loss for such period, and (ii) within three Business Days following an agreement among the Shareholders and the Principals and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code.  If liability under this Section 4 is in respect of costs or expenses other than Taxes, payment by SHOC or the Principals of any amounts due under this Section 4 shall be made within five Business Days after the date when SHOC and the Principals have been notified by the Purchaser that SHOC and the Principals have a liability for a determinable amount under this Section 4 and is provided with calculations or other materials supporting such liability.

                                4.6           Cooperation and Exchange of Information. The Principals and the Purchaser will provide each other with such cooperation and information as they reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase April or any of the April Assets.  Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  SHOC shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder.  Each of the Principals, SHOC and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of April and High View for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns.  Any information obtained under this Section 4.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

                                4.7           Conveyance Taxes.  Except as specified below, SHOC shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and any transfer, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  The Purchaser shall execute and deliver all instruments and certificates necessary to enable SHOC to comply with the foregoing.  Purchaser shall be liable for and pay all documentary fees and recording fees with respect to recording of deeds related to the transfer of title to the Land.

                                4.8           Miscellaneous.

                                                (a)           The Seller and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to April) under this Section 4, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.

                                                (b)           From and after the date of this Agreement, the Shareholders shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect April.

                                                (c)           For purposes of this Section 4, “the Purchaser” and “the Seller”, respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than April, except to the extent expressly referenced).

                                                (d)           Each of the parties shall be entitled to recover against the other parties professional fees and related costs that it may reasonably incur to enforce the provisions of this Section 4.

                Section 5.               TITLE EXAMINATION, SURVEYS AND OBJECTIONS.

                                5.1           Title Examination.  The Purchaser shall cause SHOC’s title to the Land and Improvements to be examined and may have surveys prepared or updated at any time and from time to time up to and through the Closing Date and may at, any time prior to Closing, give SHOC written notice of any Title Objections disclosed by such examination of title or updated survey that were not disclosed by the Purchaser’s title examination.  SHOC shall (i) satisfy or commit to satisfy at Closing, at SHOC’s expense, any mortgages, liens or other monetary encumbrances (other than Assumed Liabilities), including assessments or homeowner’s association fees affecting the Land or Improvements, judgments and liens affecting the Included Assets,  (ii) satisfy or correct, at SHOC’s expense, any Title Objection arising in breach of SHOC’s covenants, representations or warranties under this Agreement including bonding off any materialmen liens or other bondable Title Objections and (iii) use reasonable efforts to cure and correct all other Title Objections.  SHOC shall not be obligated to cure any Title Objections other than those described in clauses (i) and (ii) above.  The Purchaser shall have the remedies described in Section 5.2 for the failure to cure such Title Objections.

                                5.2           Failure to Correct Title Objections.  If SHOC fails to satisfy or correct any Title Objection known to the Purchaser on or prior to the Closing Date, the Purchaser shall by written notice to SHOC elect one of the following:

                                                5.2.1        To waive such Title Objection and to close the transaction in accordance with the terms of this Agreement; nothing contained in this section shall waive or terminate the obligations of SHOC with respect to the removal of certain Title Objections set forth in the preceding section.

                                                5.2.2        For Title Objections for which SHOC is not obligated to remove as provided in Section 5.1, the Purchaser may also (i) exclude the affected portion of the Land and close the transaction contemplated hereby with a decrease in the cash portion of the Purchase Price based upon the Book Value of the portion of the Land excluded; or (ii) terminate this Agreement in which event neither SHOC nor the Purchaser shall have any further rights, duties or obligations under this Agreement.

                                                5.2.3        The Purchaser shall have the right to offset from the Purchase Price such amounts as are necessary in order to cause the removal of any taxes, liens, judgments, or monetary encumbrances affecting the Land which SHOC is obligated to terminate and satisfy and remove pursuant to the provisions of Section 5.1.

                                                5.2.4        Any monetary encumbrance, judgment, lien, lis pendens or other monetary matter affecting title to the Property and not known to the Purchaser on the Closing Date shall be subject to the warranty of title contained in the closing document and other representations and warranties contained herein.

                                5.3           Surveys.  SHOC shall provide to the Purchaser all Surveys within ten (10) Business Days of the date hereof.

                Section 6.               REPRESENTATIONS AND WARRANTIES.

                                6.1           Representations and Warranties of SHOC.  As a material inducement to the Purchaser to enter into this Agreement and to purchase the Included Assets, SHOC hereby represents and warrants to the Purchaser as follows:

                                                6.1.1        Organization of SHOC.  SHOC is a limited liability limited partnership duly organized and validly existing under the laws of the State of Colorado; is in good standing and is qualified to do business under the laws of the State of Colorado; and has the power to own, dispose of and execute agreements to sell the Included Assets, and to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions of this Agreement.

                                                6.1.2        Authorization.  This Agreement has been duly authorized by all necessary action on the part of SHOC.

                                                6.1.3        Due Execution.  This Agreement has been duly authorized, executed and delivered by SHOC, is legal, valid and binding upon SHOC and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of the rights or remedies of creditors generally.

                                                6.1.4        Status under the Internal Revenue Code.  SHOC is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

                                                6.1.5        Litigation.  Other than as disclosed on Exhibit T there is no action, suit, proceeding or to the best of SHOC’s knowledge, claim (other than third party warranty claims in the normal course of business) affecting SHOC or the Included Assets or any portion thereof pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

                                                6.1.6        Title to Assets.  SHOC presently has good and indefeasible fee simple title to the Lands and owns the Included Assets subject to the Permitted Exceptions.

                                                6.1.7        Material Deterioration.  As of Closing, the Included Assets shall not have suffered, in the aggregate or on a per Project basis, material deterioration subject to the provisions of Section 10 herein.

                                                6.1.8        Rights to Purchase Land.  Except as described in Exhibit U, there are no outstanding contracts, options or rights of first refusal granted by SHOC to any other person or entity outstanding to purchase the Land or any of the Included Assets other than the Existing Purchase Agreements.

                                                6.1.9        Compliance with Laws.  To the best of SHOC’s knowledge, with respect to the Included Assets and the Assumed Liabilities, SHOC has complied in all material respects with all applicable laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has to its knowledge been filed, commenced or threatened against it alleging any failure so to comply which would materially and adversely affect the Included Assets.  To the best of its knowledge, SHOC has complied with respect to the Included Assets, in all material respects with all Environmental Laws including the remediation requirements and related documents applicable to SHOC with respect to the Savory Farms Environmental Condition, Colorado Consumer Protection Act and Colorado Soil Condition Disclosure Act, including expansive soil disclosures, health, and safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.  To the best of SHOC’s knowledge, neither the Included Assets or any portion of a subdivision which contains Included Assets nor any portion thereof violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Included Assets.  SHOC shall give prompt notice to the Purchaser of any notification or allegation of such violation which shall be received by SHOC prior to Closing.  Without limitation to the foregoing, to the best of SHOC’s knowledge, the Land is in compliance in all material respects with and SHOC has received no notice and knows of no fact or condition which could give rise to a violation of any environmental law, rule, ordinance or regulation or any zoning or other land use law, rule, ordinance or regulation including, but not limited to, any of the foregoing that may affect the Land in the nature of a plan, permit, or any land use or environmental law as to endangered species.  SHOC has no knowledge of the construction of any housing units in a manner that would be subject to any material construction defects (other than usual and customary punchlist items) or damage caused by ground subsidence each giving rise to products liability claims against SHOC by third party purchasers of such units other than as disclosed in detail on Exhibit V for which the Seller and the Purchaser in good faith believe a sufficient amount has been reserved against on the Closing Balance Sheet.  To the best knowledge of SHOC, SHOC is in full compliance with local, state and federal ordinances, statutes, laws or regulations governing the sale of residential lots to individuals.

                                                6.1.10        Environmental Warranty.  (i) SHOC has not disposed of, generated from or dumped on any of the Land any toxic or hazardous substance as defined under any Environmental, Health and Safety Laws, nor, to the best of its knowledge, has any such property been used at any time for the disposal, generation or dumping of any such toxic or hazardous substance, except for the Savory Farms Environmental Condition and any other condition disclosed in the environmental phase I reports with respect to the Land delivered to the Purchaser; (ii)  to the best of the knowledge of SHOC, no underground storage tanks are presently or at any time were located on the Land and subsequently removed or filled except as may have been disclosed in the environmental Phase I reports with respect to the Land delivered by SHOC to the Purchaser; (iii) to the best knowledge of SHOC, the Land (other than a portion of Bellcross Ranch which has been used as a landfill has not been used as a landfill or as a dump for garbage or refuse.  For purposes herein, the term “Environmental Law” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any hazardous material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.  SHOC hereby indemnifies and holds harmless the Purchaser from and against the breach or alleged breach of any of the foregoing Environmental Laws with respect to the Land arising prior to the Closing Date.  SHOC shall provide existing Phase I environmental reports and reliance letters for all such environmental reports to Purchaser at SHOC’s cost; and (iv) SHOC has delivered to Purchaser Phase I environmental reports covering all of the Land.  The Seller has provided disclosure of the Savory Farms Environmental Condition to all purchasers and shall provide such disclosure to all prospective purchasers executing prior to Closing contracts for purchase of residential units at Savory Farms.

                                                6.1.11      Condemnation.  There are no pending and to the best of SHOC’s knowledge there are no threatened or contemplated eminent domain proceedings affecting the Land or any part thereof.  SHOC shall give prompt notice to the Purchaser of any such proceedings which occur or, to the best of SHOC’s knowledge, are threatened prior to Closing.

                                                6.1.12      Public Rights of Way.  Except as set forth in Exhibit W, the Land is served by publicly dedicated public way(s); and the rights of ingress and egress to and from the Land and to the best of SHOC’s knowledge such adjoining public way(s) are not restricted or limited in any manner.

                                                6.1.13      Proceedings Affecting Development.  To the best knowledge of SHOC, there are no pending or threatened proceedings that could have the effect of changing any zoning of the Land or impairing or restricting access between the Land and adjacent public roads which would materially impair the ability of the Purchaser to develop the portion of the Land affected as a single family residential project consistent with SHOC’s development plans for that portion of the Land.

                                                6.1.14      Use Restrictions.  Except for the Permitted Title Exceptions, neither SHOC, nor any predecessor in title to SHOC, has any agreement currently in effect with any entity, public or private, which would be binding upon the Purchaser and would prevent the use of the Land for any of the uses allowed for single family residential and, where applicable, mixed use development.

                                                6.1.15      Bankruptcy.  SHOC is not the subject of any bankruptcy, reorganization or insolvency proceeding pending or, to the best of SHOC’s knowledge, threatened against SHOC.

                                                6.1.16      Contracts.  The list of Contracts set forth on Exhibit F attached hereto is a true and exact list of all material contracts other than the Existing Purchase Agreements affecting the Land or SHOC as of the Closing Date.  No amount remains unpaid thereunder except for amounts shown on the Accrual Schedule.  For purposes of this Section, “material” will be defined as any contract having a total performance value of $25,000 or more, or the term of which does not expire or cannot be terminated within thirty (30) days after the Closing Date.

                                                6.1.17      Agreements.  Except as set forth on Exhibit X and except for the Permitted Exceptions, there are no service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest, or benefit in or to all or any part of the Land or Improvements other than the Existing Purchase Agreements, or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Land or Improvements, which will survive the Closing or be binding upon the Purchaser.  The list of the Existing Purchase Agreements set forth on Exhibit I is a true and exact list of all purchase agreements affecting the Included Assets.

                                                6.1.18      Utilities.  To the best knowledge of SHOC, all portions of the Land are served by utilities (which may include water, sewer, storm sewer, electricity and gas) all in accordance with the development plans of SHOC which have been provided to the Purchaser on or before Closing and the Land has sufficient water rights or public water utilities to permit the development of housing units thereon in the maximum density planned for the Land.  The foregoing water rights are included in the Included Assets and are not subject to an Encumbrance other than the Assumed Liabilities.

                                                6.1.19      Financial Information.  SHOC has delivered to the Purchaser copies of the  Financial Statements and will deliver to the Purchaser its Reference Balance Sheet.  Its Reference Balance Sheet will be complete and accurate in all material respects and will be prepared from the books and records of SHOC in accordance with GAAP.  Its Reference Balance Sheet will be fairly stated as of the Reference Date.  The Financial Statements are true and correct in all respects, have been prepared in accordance with GAAP, and accurately portray the financial condition of SHOC as of the date indicated.  There have been no material changes to the condition of SHOC from the condition shown on such Financial Statements.

                                                6.1.20      Licenses, Entitlements, and Permits.  To the best knowledge of SHOC after due inquiry, SHOC is in material compliance in all respects with all Licenses, Entitlements, and Permits and has received no notification that it is not in compliance with any of the foregoing.  No transfer fee is payable with respect to the transfer of such permits and licenses which are transferable.  The Licenses, Entitlements, and Permits are sufficient in all respects to conduct the Business in the Restricted Area including the completion of the Projects in the manner currently under construction and development.

                                                6.1.21      Restrictive Covenants.  To the best knowledge of SHOC after due inquiry, SHOC, the Improvements, and the Included Assets are in material compliance with all restrictive covenants affecting the Land.

                                                6.1.22      Access to Material Information.  To the best of SHOC’s knowledge, SHOC has not withheld from the Purchaser any material information, books, records, files or other matters in the possession of SHOC related to the Included Assets.

                                                6.1.23      Leases.  The Leases described in Exhibit L are in full force and effect, all obligations of SHOC are current and SHOC is in compliance, in all material respects, with all material terms and conditions thereof and SHOC has provided to the Purchaser complete copies of the Leases.  The Purchaser shall designate the Leases to be assumed on or before Closing and the obligations of Purchaser with respect to the transfer shall be conditioned upon the receipt of all required approvals.  Except for the Leases, there are no parties in possession of the Land or entitled to possession thereof other than SHOC, except for existing month to month leases which are subject to termination on thirty days notice.

                                                6.1.24      Backlog Units and Speculative Units.  The list of the Backlog Units on Exhibit Y and the Speculative Units on Exhibit Q respectively are a true and complete list of the respective items, as of June 26, 2001.                                                 6.1.25      Warranties to Homebuyers.  SHOC and April warrant and represent that:  (i) neither of them have provided to any homebuyer any homeowner insurance from a third party, except HBW warranties furnished by April to homebuyers; (ii) the forms of the warranty provided to homebuyers during any period under which a claim can still be made, are as set forth on Exhibit Z; and (iii)  there are no material claims under such warranties or conditions disclosed to or known by any of them with respect to any residential housing units sold by any of them that has given or could give rise to any material claims under such warranties or under applicable law other than as set forth on Exhibit AA.

                                                6.1.26      Options.  The list of the Options is a true and exact list of the Options.  The Options are in full force and effect and no event of default or event that but for the passage of time or giving of notice would constitute an event of default exists thereunder.  At Closing, all Options will be assigned to the Purchaser.  Principals and SHOC, at their expense, shall use their best efforts to obtain any approvals required under the Options prior to Closing in order to permit the transfer and assignment thereof to the Purchaser, and shall expend reasonable costs not to exceed $50,000 in the aggregate and any required attorneys’ fees to obtain such approvals.  The Schedule attached hereto as Exhibit M is a true and correct statement of certain of the terms and conditions of the Options including the amount of property remaining to be purchased thereunder as of the Reference Date and projected as of the Closing Date. The warranty contained herein as to the existence of defaults by the grantor, seller or optionor shall be limited to the knowledge of SHOC.

                                                6.1.27      Truth and Accuracy of the Representations and Warranties.  At the Closing, to the best knowledge of SHOC and the Principals, after due inquiry, no representation, warranty or covenant of SHOC contained in this Agreement or in any other written statement or certificate delivered by SHOC pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                                6.1.28      Change Orders and Cost Overruns with Respect to Speculative Units.  To the best of SHOC’s knowledge there are no cost overruns or change orders with respect to the Speculative Units that would materially modify the estimates delivered to the Purchaser.

                                6.2           Representations and Warranties as to April.  April, as to itself, and the Principals represent and warrant to Purchaser as follows:

                                                6.2.1        Stock Ownership and Other Matters.  The Shareholders are the lawful owners of record and beneficially of all of the Shares, free and clear of all encumbrances of every kind, and the Shareholders have full legal power and all authorization required by law to transfer and deliver the Shares in accordance with this Agreement.  At the Closing, Shareholders will be the lawful owner of record and beneficially of the Shares.  At the Closing, the Principals shall cause the Shareholders to validly convey and transfer to Purchaser the Shares, free and clear of all Encumbrances.  None of the Shares are, or at the Closing, will be, subject to restrictions on the transfer thereof, except for restrictions imposed by applicable federal and state securities laws.  Each of the Shareholders is not, and, at the Closing will not be, a party to or bound by any written or oral contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities whether or not presently issued and outstanding on the Closing Date.  Neither of the Shareholders is a “foreign person” within the meaning of Internal Revenue Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i).  There is no pending action or proceeding that has been commenced against the Shareholders that may have the effect of preventing, delaying or making illegal the transactions contemplated in this Agreement and, to the best knowledge of the Principals, no such action or proceeding has been threatened.  Neither the execution and delivery of this Agreement by SHOC nor the consummation by the Shareholders of the transactions provided for herein or therein will conflict with, violate, or result in a breach of, default under or the creation of any Encumbrance pursuant to, any agreement to which the Shareholders is a party or by which it is bound or any law, permit, license, order, judgment or decree or any provision of the Articles of Incorporation or By-Laws of April or any Contract to which either SHOC or April or the Shareholders is a party.  This Agreement has been duly executed and delivered by the Principals and constitute the legal, valid and binding obligations of the Principals, enforceable against them in accordance with their respective terms.  No permit, authorization, consent or approval of, or filing with or notification to, any governmental, regulatory or administrative body or any other third party is required in connection with the execution and delivery of this Agreement by the Principals. No representation or warranty by the Principals in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein not misleading

                                                6.2.2        Transactions with Affiliates.  Exhibit BB hereto sets forth, for (i) the Principals, (ii) any member of the immediate family of the Principals, or (iii) any corporation, partnership, limited liability company, trust or other entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such Persons), or is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof or is otherwise an Affiliate thereof (collectively “Insiders”), every agreement, undertaking, understanding or compensation arrangement of any Insider with April (other than normal employment arrangements) and any interest of any Insider in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of April (other than ownership of capital stock of April).  None of the Insiders has any direct or indirect interest exceeding five percent (5%) in any competitor, supplier or customer of April or in any Person from whom or to whom April leases any property, or in any other Person with whom April transacts business of any nature.  For purposes of this Section 6.2.2, the members of the immediate family of the Principals shall consist of the spouse, parents, children and siblings of the Principals.

                                                6.2.3        Organization, Standing, Qualification and Capitalization. April is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.  A complete and accurate copy of (i) the Articles of Incorporation of April and all amendments thereto certified by the Secretary of State of the State of Colorado and (ii) the By-Laws of April and all amendments thereto, certified by April’s Secretary, will be delivered to Purchaser at least ten days prior to the Closing Date.  April is not qualified to do business as a foreign corporation in any jurisdiction.

                The total authorized capital stock of April consists of two million (2,000,000) shares of April of which six hundred thirty nine thousand thirty eight (639,038) shares are issued and outstanding.  All of such shares were duly authorized and validly issued and are fully paid and non-assessable.  There are no shares of capital stock of April issued and outstanding except for such shares.  None of such shares was issued in violation of any preemptive or preferential right.  There are currently no stock options outstanding.  April is and, at the Closing, April will be, nor is either of the Shareholders, a party to or bound by any written or oral Contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of April whether or not presently issued or outstanding.  The Shareholders are the holders of all outstanding securities of April.

                                                6.2.4        Subsidiaries of the Companies.  April does not own any shares of any corporation and has no interest in any partnership, limited liability company, joint venture or other legal entity, except for the Joint Ventures and as described on Exhibit B.

                                                6.2.5        Financial Statements.  April has delivered to Purchaser true, complete and accurate copies of the Financial Statements.  Except as may be adjusted on its Reference Balance Sheet or Closing Balance Sheet, the Financial Statements are true and correct in all material respects, have been prepared in accordance with GAAP, and accurately portray the financial condition of April as of the date indicated.  There have been no material changes to the condition of April from the condition shown on such Financial Statements.

                                                6.2.6        April Assets.  The April Assets shown on Exhibit B are all of the assets of April.  The Principals hereby make the representations and warranties set forth at Sections 6.1.6 through 6.1.14, 6.1.16 through 6.1.18 and 6.1.20 through 6.1.27 with respect to the April Assets with, in each instance, the appropriate April Asset substituted for the corresponding asset of SHOC and Exhibit B being substituted for the corresponding Exhibit for the assets of SHOC.

                                                6.2.7        Taxes. April has duly and timely filed all Tax Returns which were required to be filed by April, and has paid all Taxes shown on all Tax Returns.  All Tax Returns are true, correct and complete in all material respects.  Except for an audit of April by the IRS approximately ten (10) years prior to the date of this Agreement, which audit did not result in any adjustment to April’s tax returns, no Tax Return of April has been examined or audited by the IRS or any state, local, foreign or other Taxing authority and there are no open, pending or threatened tax-related proceedings, audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to April.  There are no past or current revenue agents' reports or any other assertions of deficiencies or other liabilities for Taxes (including any reports, statements, summaries and other communications or assertions or claims of deficiencies or other liabilities) with respect to April.  There are no waivers or extensions of any applicable statutes of limitation for the assessment and collection of Taxes for which April or the Purchaser may be liable that are in effect and no requests for such waivers are pending.  There are no Tax rulings, requests for rulings, or closing agreements with any Taxing authority that may affect April.  April is not required to make any Adjustments with respect to a change in accounting method and no such Adjustments have been proposed by the IRS or requested by April.  April is not a party to any Tax sharing or allocation agreement, nor is it potentially required to indemnify any person with respect to Taxes.  Except with respect to those entities described on Exhibit J, April is not a party to any arrangement that is treated as a partnership for Tax purposes.  No claim or inquiry has been made by any Taxing authority in a jurisdiction where April does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.  There are no liens for Taxes upon the assets of or with respect to April except for liens for current Taxes not yet due and payable.  No power of attorney related to Taxes has been granted by April or with respect to April that will remain in force after the Closing Date.  April is not and has never been a member of an “affiliated group” within the meaning of Internal Revenue Code Section 1504(a)(1) nor has April been required to join in any consolidated, combined, unitary or Federal, state or local Tax filings.

                                                6.2.8        Litigation and Labor Matters.  Other than as shown on Exhibit T:

                                                                (a)           there is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Principals, threatened, against or related to April or, its properties, assets or business, other than Crum v. April Corporation and Danyo v. April Corporation.  A reserve with respect to the Crum lawsuit will be established on the Closing Balance Sheet of April.  If April suffers any loss or expense with respect to the Crum lawsuit in excess of the reserve established for the Crum lawsuit, the Principals will pay upon demand by Purchaser all of such losses and expenses incurred by April, including but not limited to any payments made to any bond surety as a result of claims against any bond issued with respect to such lawsuit, including but not limited to the appeal thereof.  If all losses and expenses incurred by April are less than the amount of the reserve established for the Crum lawsuit, promptly upon entry of a final, non-appealable judgment with respect to such lawsuit, Purchaser will pay or cause April to pay to the Shareholders the amount of such reserve in excess of all losses and expenses incurred by April with respect thereto.  The warranty reserve for April will be reassessed prior to Closing and the Danyo claim will be treated in accordance with Section 2.2. The Principals hereby indemnify and hold harmless April and the Beazer Indemnified Parties against all losses, costs and damages that any of them may incur or suffer with respect to the Crum lawsuit.  The Principals shall provide to Purchaser periodic reports and reports upon the request as to the status of this litigation.  The Purchaser shall grant to the Principals at Closing the right to prosecute this litigation in the name of April from and after Closing.  This right, however, shall not include the right to file any counterclaims or other claims in the name of April  The Principals shall maintain a surety bond in the amount currently maintained until the rendering of the final judgement with respect to the litigation or the dismissal with prejudice of all claims in such litigation.  In no event shall April have any obligation to reimburse the issuer of the surety bond or any other Person with respect to the surety bond or any amounts paid thereunder.  The Principals shall not authorize the settlement of the litigation unless the settlement agreement is approved in advance by the Purchaser.  The Purchaser shall grant the approval if the Principals demonstrate the ability to immediately pay any amounts due and owing in connection with such settlement and no provision of such settlement is adverse to April in any manner.  The Principals shall deliver to the Purchaser prior to the Closing Date the agreement of the counsel to April to look to the Principals for all legal fees and expenses in connection with this litigation;

                                                                (b)           there is no litigation, proceeding or governmental investigation pending or threatened, against or related to the Shareholders or, their properties, assets or business that could reasonably be expected to have an adverse impact on April;

                                                                (c)           April is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality;

                                                                (d)           April has not committed, and neither the Shareholders nor April have received any notice of or claim that April has committed any unfair labor practice under applicable Federal or state law; and

                                                                (e)           there is no pending action or proceeding that has been commenced against April that may have the effect of preventing, delaying or making illegal the transactions contemplated in this Agreement and, to the best knowledge of the Principals, no such action or proceeding has been threatened.

                                                6.2.9        Insurance.  April is insured under various policies of fire, liability and other forms of insurance, previously disclosed to the Purchaser, which policies are valid and enforceable in accordance with their terms and provide adequate insurance for the April Business, in accordance with industry standards.  At no time was there a period in which April lacked such insurance coverage.  April shall continue to carry all such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies until resolution.  April has secured and maintained at all times all insurance policies required by any subcontract to which April is a party.  There is no liability for retrospective insurance premium adjustments for any period prior to the date hereof.  The provisions of this section are in addition to the provisions of Section 3.4.

                                                6.2.10      Collective Bargaining Agreements.  April is not a party to any collective bargaining agreement or other union contract.

                                                6.2.11      Intellectual Property Rights.

                                                                (a)           Exhibit CC hereto sets forth all patents and patent applications; all trademarks, service marks, logos, trade names (whether registered or unregistered) and applications for registration and registrations therefor; plans and specifications for residential housing units and the registered status thereof; Internet domain names and 1-800 and 1-888 telephone numbers; and all copyrights (whether registered or unregistered) and applications for registration and registrations therefor, used or developed by April, or in which April has an interest (collectively, the “Intellectual Property Rights”), and their respective actual or potential use or application.  No other patent, trademark, service mark, trade name or copyright, or license under any such patent, trademark, service mark, trade name or copyright, is necessary to permit April to be owned by Purchaser or the April Business to be conducted as now conducted or as heretofore or proposed to be conducted (assuming no material change in the business as now conducted by April).  April owns exclusively and/or has the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof, without infringing upon or otherwise acting adversely to the right or claimed right of any third party under or with respect to any Intellectual Property Rights.  April is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with the ownership of their assets, the conduct of its business or otherwise.

                                                                (b)           April has no Trade Secrets.

                                                                (c)           The Principals and April have no knowledge, and have not received any communication alleging, that April has violated or, by conducting its business as now conducted or proposed to be conducted after the Closing Date (assuming no material change in the business now conducted by April), violates or would violate any of the patents, licenses, trademarks, services marks, trade names, copyrights, trade secrets or other proprietary rights of any person or entity.  The Principals and April are not aware of any third party that is infringing upon or violating any of April’s Intellectual Property Rights, “trade secrets” or other proprietary rights.

                                                6.2.12      Contracts and Commitments and Liabilities.  Exhibit DD hereto sets forth a complete and accurate list of, and April has made available to Purchaser for its review complete and correct copies of:

                                                                (a)           Each outstanding contract that involves the performance of services for or the delivery of goods or materials to April of amount or value in excess of $10,000;

                                                                (b)           Each outstanding contract that was not entered into in the ordinary course of business that involves expenditures or receipts in excess of $10,000 to which April is a party;

                                                                (c)           Each license or other outstanding contract with respect to intellectual property, including, without limitation, the Intellectual Property Rights, to which April is a party;

                                                                (d)           Each outstanding contract to which any employee of April is a party relating to wages, hours and other conditions of employment and a list of all of the employees of April;

                                                                (e)           Each outstanding contract for capital expenditures in excess of $10,000 to which April is a party;

                                                                (f)            Each outstanding contract or commitment relating to the borrowing of money or a line of credit to which April is a party or by which April or its assets are bound;

                                                                (g)           Each outstanding contract or commitment with any present or former officer, director, stockholder, employee or consultant of April, pursuant to which any payment is or may become due;

                                                                (h)           Each outstanding lease agreement pertaining to any personal property leased by April;

                                                                (i)            Each outstanding representative or sales agency contract or commitment to which April is a party;

                                                                (j)            Each outstanding contract restricting a Person from competing with April;

                                                                (k)           Each bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, vacation pay or other similar plan;

                                                                (l)            The commitments required to be performed and monetary obligations of April under the Joint Ventures; and

                                                                (m)          All other obligations and commitments of April other than de minimis obligations incurred in the ordinary course of business.

                Except for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of business between April and other parties to the above contracts, all parties to the above contracts have complied with the provisions thereof, no party is in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder.  April has not received any written notice of any default with respect to any of the above contracts.

                                                6.2.13      Absence of Undisclosed Liabilities.  There are no material liabilities or obligations of April either accrued, absolute, contingent or otherwise, including, but not limited to, any liabilities for Taxes due or to become due, except as described above.

                                                6.2.14      Absence of Default.  April is not in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which April is a party.

                                                6.2.15      Existing Condition.  From and after the Reference Date, there has not been (i) any material adverse change in the business, operations, prospects, properties, assets, liabilities, or condition, financial or otherwise, of April; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, prospects, properties, assets, liabilities, or condition, financial or otherwise, of April; (iii) any declaration, setting aside or payment of any dividend, or any distribution or payment in respect of capital stock or any other securities of April, or any redemption, purchase or other acquisition of any capital stock or other securities of April; (iv) any increase in the compensation payable or to become payable by April to any of its respective officers, directors, employees, partners or agents; (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any of April’s officers, directors or employees which increases amounts paid, payable or to become payable thereunder; or (vi) any complaints or other concerns which relate to April’s labor relations.

                                                6.2.16      Restrictions.  April is not subject to any charter or other corporate restriction, any agreement or any judgment, order, writ, injunction or decree, which materially and adversely affects the business, operations, prospects, properties, assets, liabilities, or condition, financial or otherwise, of April.

                                                6.2.17      Employee Benefits.

                                                                (a)           Except as set forth in Exhibit EE, April does not maintain, and has no accrued or unpaid liability with respect to any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, or other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages) sponsored, maintained or contributed to or required to be contributed to by April or by any trade or business, whether or not incorporated (an “ERISA Affiliate”) that together with April would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any current or former employee, director, partner or independent contractor of April or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the “Plans”) with respect to which April or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

                                                                (b)           Each Plan of the Companies and any ERISA Affiliate is in writing and the Principals have furnished (or will furnish within ten [10] Business Days) to Purchaser a copy of each Plan and any amendments thereto and, if applicable, with respect to each Plan (i) a copy of each trust or other funding arrangement and all amendments thereto, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Forms 5500 under ERISA or the Code, (iv) all determination letters, rulings, information letters and any other material document or correspondence relating to a Plan from the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, (v) the three most recently prepared financial statements and (vi) all contracts relating to the Plans with respect to which either of the Companies or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.  April does not have any express or implied commitment to create or incur liability with respect to or cause to exist any other employee benefit plan, program, agreement or arrangement, or to enter into any Contract or agreement to provide compensation or benefits to any individual or to modify or change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code that will not materially increase the annual cost of maintaining such Plan.

                                                                (c)           Each Plan is now and has been operated in accordance with its terms and the requirements of all applicable laws, orders, rules and regulations, including, without limitation, ERISA and the Code.  April has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan.  No governmental investigation or legal action, suit or claim is pending or, to the best knowledge of the Principals and April, threatened with respect to any Plan and, to the best knowledge of the Principals  and April, no fact or event exists that could give rise to any such investigation, action, suit or claim.

                                                                (d)           None of the Plans is (i) subject to Title IV of ERISA, (ii) a “multiemployer pension plan” as such term is defined in Section 3(37) of ERISA, (iii) subject to the laws of a country or jurisdiction other than the United States, or (iv) subject to Section 302 of ERISA or Section 412 of the Code.

                                                                (e)           Neither April, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which April or any ERISA Affiliate, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a Tax imposed pursuant to Chapter 43 of the Code.

                                                                (f)            Full payment has been made, or will be made, in accordance with the terms of each of the Plans and any applicable collective bargaining agreement, of all amounts which April or any ERISA Affiliate is required to pay, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Shareholders on or prior to the Closing Date or will be properly recorded on April’s financial statements.

                                                                (g)           Each of the Plans that is intended to be “qualified” in form within the meaning of Section 401(a) of the Code is so qualified and has been the subject of a favorable determination letter from the IRS regarding such qualification, no such determination letter has been revoked and revocation has not been Threatened, no event has occurred and no circumstances exist that would adversely affect the Tax qualification of such Plan; and such Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost.  Each of the Plans that is intended to satisfy the requirements under Section 401(k) of the Code satisfies such requirements.

                                                                (h)           No employee of April will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the transactions contemplated by this Agreement.

                                                                (i)            No amounts payable under the Plans will fail to be deductible for Federal income Tax purposes by virtue of Section 280G of the Code.

                                                                (j)            No compensation payable by April to any of its respective employees under any existing contract, Plan or other employment arrangement (including by reason of the Contemplated Transactions) will be subject to disallowance under Section 162(m) of the Code.

                                                                (k)           No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees upon retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as Liabilities on the books of April or an ERISA Affiliate, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                                                                (l)            Exhibit FF discloses whether each Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (“Welfare Plan”) is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (iii) insured.  Each such Welfare Plan may be amended or terminated without liability to April or Purchaser at any time after the Closing Date.

                                                                (m)          With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of April or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                                                                (n)           Neither April nor any ERISA Affiliate has, or will have, any current or contingent liability with respect to any Plan.

                                                6.2.18      Bank Accounts and Directors and Officers.  Exhibit GG contains a true and complete list of the name and location of each bank or other financial institution in which April has an account, each safety deposit box or custody agreement and the names of the Persons authorized to draw thereon or to withdraw therefrom. Exhibit GG also sets forth the names of all directors and officers of April.

                                                6.2.19      Non-Competition Agreements.  April is not a party to any agreement or other commitment imposing any restriction on the manner or in the geographic location in which it conducts or may conduct its business or uses, or may use, its properties and assets in competition with any third party.

                                                6.2.20      Change of Control Provisions.  Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will trigger any obligation of April to any Person, including, without limitation, the obligation to make payments to any Person pursuant to any Contract or agreement to which April is a party or by which its assets are bound.

                                                6.2.21      Validity of Contemplated Transactions.  Neither the execution and delivery of this Agreement by April nor the consummation by April of the transactions provided for herein or therein will conflict with, violate, or result in a breach, default or the creation of any Encumbrance pursuant to, any agreement to which April is a party or by which it is bound or any law, order, judgment or decree or any provision of the Articles of Incorporation or Bylaws of April or any Contract to which April is a party.  April has the full power and legal authority to execute this Agreement and to consummate and perform the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate power of April and has been duly authorized by all necessary corporate action on the part of April.  This Agreement has been duly executed and delivered by April and constitutes the legal, valid and binding obligations of April, enforceable against it in accordance with its terms.

                                                6.2.22      Disclosure.  No representation or warranty by April in this Agreement nor any statement, document or certificate furnished or to be furnished to Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.  April has made available for inspection by Purchaser and its representatives complete and correct copies of the corporate minute books of April.  Such minute books contain the minutes of all meetings of stockholders, the board of directors and any committees thereof of April that have been held prior to the date hereof and all written consents to action executed in lieu thereof.

                                                6.2.23      Joint Ventures.  April is a party only to the Joint Ventures and the list of the Joint Ventures on Exhibit J is a true and correct and comprehensive list of the Joint Ventures and the interests held by April and any Person which is an Affiliate of April therein.  There exists no default or breach or event that but for the giving of notice or passage of time would constitute a breach or default by April under the Joint Ventures. There is no obligation for future funding of any capital amounts or to make any loans or other contribution to any of the Joint Ventures except as designated on Exhibit J.  All amounts required to be paid under any Joint Venture by April and any Person which is an Affiliate of April have been paid in full.

                                6.3           Representations and Warranties of Beazer and the Purchaser.  As a material inducement to the Principals and SHOC to enter into this Agreement and to sell the Included Assets, except as set forth in the Beazer SEC Reports Beazer and the Purchaser hereby represent and warrant to the Principals and SHOC as follows:

                                                6.3.1        Organization.  Beazer is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing under the laws of the State of Delaware and has full and lawful right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, in good standing under the laws of the State of Delaware and has full and lawful right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby.  Each of Beazer and the Purchaser has full and lawful right, power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted or as is contemplated by this Agreement.  A complete and accurate copy of (i) the Articles of Incorporation of each of Beazer and Purchaser certified by the Secretary of State of Delaware and (ii) the Bylaws, and all amendments thereto, of each of Beazer and Purchaser certified by the secretary of each, will be delivered to Principals at least ten (10) days prior to the Closing Date.

                                                6.3.2        Qualification.  Each of Beazer and the Purchaser is duly qualified, or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it or contemplated by this Agreement makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect upon Beazer or the Purchaser.

                                                6.3.3        Due Execution.  This Agreement and the transactions contemplated by this Agreement (including but not limited to the issuance and delivery of the Beazer Stock as a part of the Purchase Price) has been duly authorized, executed and delivered by each of Beazer and the Purchaser where required, is binding upon each of Beazer and the Purchaser and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of the rights or remedies of creditors generally.

                                                6.3.4        Bankruptcy.  Neither Beazer nor the Purchaser is the subject of any bankruptcy, reorganization or insolvency proceeding pending or, to the best of Beazer’s or the Purchaser’s knowledge, threatened against either Beazer or the Purchaser.

                                                6.3.5        No Conflict.  Neither the execution and delivery of this Agreement by the Purchaser nor its performance will create in any party the right to accelerate, terminate or modify any agreement that would materially and adversely affect its ability to perform this Agreement nor is any notice, consent or approval of any governmental body required for the Purchaser to consummate the transaction contemplated herein.

                                                6.3.6        Capitalization of Beazer and Its Subsidiaries.

                                                                (a)           The authorized common stock of Beazer consists of 30,000,000 shares of Beazer Stock, of which, as of May 9, 2001, 8,559,721 shares of Beazer Stock were outstanding and an additional 3,799,004 shares were held as treasury shares.  All of the outstanding shares of Beazer Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights.  As of May 9, 2001, 1,629,274 shares of Beazer Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants.

                                                                (b)           As of the date hereof, except as set forth in Section 6.3.6(c), there are outstanding (i) no shares of capital stock or other voting securities of Beazer; (ii) no securities of Beazer or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Beazer; (iii) no options or other rights to acquire from Beazer or its subsidiaries and, no obligations of Beazer or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beazer; and (iv) no equity equivalent interests in the ownership or earnings of Beazer or its subsidiaries or other similar rights (collectively, "Beazer Securities").  As of the date hereof, there are no outstanding obligations of Beazer or any of its subsidiaries to repurchase, redeem or otherwise acquire any Beazer Securities.  Other than as provided herein, there are no stockholder agreements, voting trusts or other agreements or understandings to which Beazer is a party or by which it is bound relating to the voting of any shares of capital stock of Beazer.

                                                                (c)           When delivered pursuant to this Agreement each share of Beazer Stock issued as a part of the Purchase Price will be fully paid, validly issued and outstanding and not subject to assessment or claim of right by any person claiming through Beazer or Purchaser.

                                                6.3.7        SEC Reports; Financial Statements.  Beazer has filed all required Beazer SEC Reports with the Securities and Exchange Commission and has complied in all material respects with all applicable requirements of the Securities Act of 1933 and the Securities and Exchange Act of 1934, each as in effect on the dates such forms, reports and documents were filed.  None of such Beazer SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading.  The audited consolidated financial statements of Beazer (including the consolidated statements of income and cash flow) included in the Beazer SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Beazer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated.

                                                6.3.8        Consents and Approvals; No Violations.

                                                                (a)           No filing with or notice to, and no material permit authorization consent or approval of any governmental entity is necessary for the execution and delivery by Beazer or Purchaser of this Agreement or the consummation by Beazer or Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a material adverse effect on Beazer.

                                                                (b)           Neither the execution, delivery and performance of this Agreement by Beazer or Purchaser, nor the consummation by Beazer or Purchaser of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of each of the certificate of incorporation or bylaws (or similar governing documents) of Beazer and Purchaser or any of Beazer's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Beazer or Purchaser or any of Beazer's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Beazer or Purchaser or any of Beazer's other subsidiaries or any of their respective properties or assets which violation could have a material adverse effect on Beazer.

                                                6.3.9        No Default.  None of Beazer or any of its subsidiaries is in breach, default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Beazer or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Beazer or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that would not have a material adverse effect on Beazer.

                                                6.3.10      No Undisclosed Liabilities; Absence of Changes.  Except as reflected in the most recent financial statements of Beazer included in the Beazer SEC Reports, none of Beazer or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on a consolidated balance sheet of Beazer and its consolidated subsidiaries (including the notes thereto), other than liabilities incurred in the ordinary course of business since the date of the filing of the Beazer SEC Report containing financial statements next preceding the date of this Agreement.

                                                6.3.11      Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Beazer threatened, against Beazer or any of its subsidiaries or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Beazer or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.  None of Beazer or its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a material adverse effect on Beazer or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

                                                6.3.12      Compliance with Applicable Law.  Beazer and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses.  Beazer and its subsidiaries are in compliance with the terms of such Licenses, Entitlements and Permits, except where the failure so to comply would not have a material adverse effect on Beazer.  The businesses of Beazer and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any governmental entity except for violations that do not and, insofar as reasonably can be foreseen in the future, will not have a material adverse effect on Beazer.  No investigation or review by any governmental entity with respect to Beazer or its subsidiaries is pending or, to the knowledge of Beazer, threatened nor, to the knowledge of Beazer, has any governmental entity indicated an intention to conduct the same, other than in each case those that Beazer reasonably believes will not have a material adverse effect on Beazer.

                                                6.3.13      Environmental Indemnity.  Each of Beazer and the Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties from and against the breach of any Environmental Law with respect to the Land arising after the Closing Date.  The provisions of this Section shall not apply, however, to:  (i) any environmental condition or breach of any Environmental Law existing as of the Closing Date that is known, or after due inquiry would be known, or would have been known or disclosed to any of the Principals, SHOC, April or the officers of SHOC or April and which has not been disclosed to the Purchaser; (ii) any environmental condition or breach of any Environmental Law that has been caused by or results from the action or inaction of any of SHOC, April, the Principals or any of their employees or Affiliates; or (iii) any environmental condition (other than the Savory Farms Environmental Condition) or breach of Environmental Law existing after the Closing Date attributable to a discharge or condition occurring or existing on the Land on or prior to the Closing Date.

                                                6.3.14      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Beazer or Purchaser.

                                                6.3.15      Truth and Accuracy of Representations and Warranties.  At the Closing, no representation, warranty or covenant of the Purchaser or Beazer contained in this Agreement or in any other written statement or certificate delivered by the Purchaser or Beazer pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                6.4           Representations and Warranties of the Principals.  The Principals are the beneficiaries of the Shareholders without Encumbrance.  Accordingly, the Principals have received good and adequate consideration for entering into this Agreement.

                                6.5           General Provisions as to Representations and Warranties. Each Person making a representation contained in Sections 6.1 through 6.2.23 above confirms that such representation is true in all material respects, and is in full force and binding upon such Party, as of the Effective Date and shall be in full force and shall be reaffirmed and restated in their entirety in writing by such Person as of the date and time of the Closing Date as if given on the date of Closing Date, except for any change in any such warranty or representation that occurs and is disclosed by such Person, to the parties for whose benefit such representation was made, expressly, in writing and promptly upon its occurrence, which disclosures shall thereafter be updated by such Person to the Closing Date.  If such representations and warranties are not true or satisfied, in any material respect, at Closing, then, the Person making such untrue or unsatisfied warranty will be in default under this Agreement and the rights of the non-defaulting parties will be governed by the provisions of Section 13.  If the Person making such untrue or unsatisfied warranty is a Seller, April or a Principal, the Purchaser shall also have the right to the remedy of specific performance and all other available remedies against the Seller or Principals, or April to cause compliance with the representations and warranties or exclude any Included Asset that is the subject of an inconsistent representation and warranty, close the transaction contemplated hereby excluding such asset and receive a reduction in the Purchase Price based upon the book value of such excluded asset.  The provisions of this Section are subject, however, to the provisions of Section 19.  Upon any termination of this Agreement pursuant to this Section, neither the Seller nor the Principals nor the Purchaser shall have any further rights, duties or obligations under this Agreement.

                The representations and warranties contained herein shall be absolute as of the Effective Date but shall be to the best knowledge and belief of the Person making such warranties from the Effective Date to the Closing Date as to those matters where the information contained therein or from which the representation and warranty is based is not available after due inquiry. Any Person making a warranty shall remain liable, however, for any intentional acts undertaken by such Person which cause the representations and warranties made by such Person to be untrue in a material respect as of the Closing Date.

                Section 7.               ADDITIONAL AGREEMENTS.

                                7.1           Agreements Affecting the Included Assets.  So long as this Agreement remains in full force, except for the contracting for and sale of residential housing units, the acquisition of lots in the normal course of business, the formation of special districts for the Castle Star and Bellcross Ranch properties and performance of its obligations under contracts in existence on the date of this Agreement, without the prior approval of Purchaser, neither SHOC nor April shall sell, contract to sell, option, assign, rent, lease, convey (absolutely or as security), grant a security interest in or otherwise encumber or dispose of all or any part of the Included Assets (or any interest or estate in the Included Assets), or the April Assets nor take any action that would change or affect the zoning of the Included Assets or the April Assets or restrict the development of the Included Assets, or the April Assets materially or adversely affect the Licenses, Entitlements and Permits or the Options, or convey, license, encumber or otherwise limit the effectiveness of any of the Intellectual Property Rights.  SHOC and April agree to make all material decisions with respect to the Included Assets and the April Assets only with the prior approval of the Purchaser which shall include significant price discounts, owner concessions or promotions.  The term significant in this instance shall mean a variance of more than ten percent (10%) in the pricing structure, discounts and promotions as of the Reference Date.  Neither SHOC nor April shall make any additional acquisitions including any land acquisitions in the Restricted Area without prior approval of the Purchaser.  Neither SHOC nor April shall incur any expenses or make any payments outside of the normal course of business prior to the Closing.  April shall not incur any additional liabilities or obligations from the Effective Date through Closing.  April shall not, and shall cause any Person which is an Affiliate of either it or SHOC not to, make any modification, amendment or change in any Joint Venture without the prior approval of the Purchaser.

                                7.2           Purchaser’s Access and Inspection.  Upon the Purchaser’s reasonable request, SHOC and April shall provide the Purchaser and its authorized representatives full access during normal business hours from and after the date hereof until the Closing to the Included Assets and the April Assets and the books and records of SHOC and April relating to SHOC’s Business for the purpose of making such investigation as the Purchaser may desire, and the Principals and SHOC shall furnish the Purchaser such information concerning SHOC’s Business and April’s Business or the Included Assets and the April Assets as the Purchaser may request.  The Principals, SHOC and April shall assist the Purchaser in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to the Purchaser for such purposes.

                                7.3           Cooperation.  The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

                                7.4           Expenses.  All expenses incurred by the Purchaser in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Purchaser, shall be paid by the Purchaser.  All expenses incurred by the Seller in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Seller, the Principals or April shall be paid by April prior to Closing or SHOC and the Principals.

                                7.5           Covenant Against Competition and Right of First Offer.  In order to induce the Purchaser to enter into this Agreement and purchase the Included Assets and the Shares as provided herein, and for the consideration specified in Section 3, the Principals agree that, for a period of two (2) years beginning on the Closing Date and ending on the second anniversary date thereof, the Principals shall not, and shall not permit SHOC to, without the prior written consent of the Purchaser, for their own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise (i) engage in residential construction or sales in the Restricted Area; (ii) within one year from the Closing Date, solicit the employment of any of the employees of SHOC unless the Purchaser has not offered such employee a position with the Purchaser within three (3) months of the Closing Date or unless the Purchaser has terminated such employee; (iii) use in any manner whatsoever, any of the plans and specifications, or designs included in the Included Assets and the Intellectual Property Rights for residential housing units constructed in the Restricted Area; or (iv) offer for sale, invest in or otherwise conduct business activities that are competitive with the products and services offered for sale by the Purchaser in the Restricted Area at any time during such two year period including the sale of title, life or homeowners insurance, warranty program, loans, mortgages and other financial services or other products and services.  The Non-Competition Agreements shall be in the form attached as Exhibit HH.  The Non-Competition Agreements shall not extend to acquisition and development of land without the construction of a residential dwelling thereon. SHOC and the Principals, however, during the term of such Non-Competition Agreements, shall provide to the Purchaser the right to purchase all lots or other land developed by SHOC or the Principals or Person which is an Affiliate of either of SHOC or the Principals as follows:

                If such party intends to sell any lot or other land developed by such party (other than an Excluded Asset), such party will first offer the property intended to be sold to the Purchaser at the amount such party intends to sell such property.  The Purchaser will have a period of twenty (20) Business Days to indicate its interest to purchase such property at the offered price.  If the Purchaser does not indicate its interest to purchase such property within such twenty (20) Business Day period, such party will be free to sell such property, provided that the sales price is equal to or in excess of the price offered to the Purchaser.  In the event that the Seller intends to sell a tract on a staged closing basis, then the Seller shall offer the Property to the Purchaser on that staged basis.

                                7.6           Waiver of Bulk Sales Law Compliance.  Compliance with the bulk sales laws in effect in any jurisdiction where SHOC or April conducts its business is hereby waived by the Purchaser, and SHOC and April hereby jointly and severally agree to defend, indemnify and hold harmless the Purchaser and its Affiliates from and against any claims by any Person arising out of or due to the failure to comply with such bulk sales laws, including, without limitation, any claims by any Person against all or any part of the Included Assets.

                                7.7           Employees.  The Purchaser and Principals agree that the Purchaser is acquiring certain but not all of the assets of SHOC. The Purchaser has made no commitment and has no obligation to employ any of the current employees of SHOC other than those employees who have been hired by Beazer.  SHOC shall remain responsible for all compensation and other obligations to such employees including any accrued bonuses or other deferred compensation that have been earned through the Closing Date.  The employees of SHOC that are employed by Purchaser will receive credit for time in service with SHOC and its affiliates consistent with credit for time and service with such affiliates given to such employees by SHOC for purposes of employee benefits and vacation, receive benefits of Purchaser with no denial of benefits because of preexisting conditions provided that such hired employees shall be provided benefits consistent with existing Purchaser employee benefit plans in effect as of the date hereof.

                SHOC will provide to the Purchaser a list of its current employees who work on matters related to SHOC’s Business.  SHOC hereby authorizes the Purchaser with SHOC’s prior approval to negotiate, without obligation, to employ any of the foregoing employees without liability to SHOC provided each party shall be responsible for its own violations of any applicable employment laws.

                SHOC shall be responsible for the payment of any severance payments due to the employees and shall pay any benefits and accrued payments to which the employees may be entitled except for those accrued benefits included on its Closing Balance Sheet to the extent included in the Credit Liabilities.  SHOC shall not be responsible for payment of any severance payments of the Purchaser.

                The Principals will execute a termination of their employment arrangements with April on or before Closing.  Further, SHOC and April shall cause the payment of all sums due and owing by any of them to the Principals prior to Closing.  SHOC shall also pay all amounts payable to William Swartz and Barbara Dangleis when due.  These amounts shall not constitute Assumed Liabilities.  SHOC and the Principals shall indemnify and hold harmless the Beazer Indemnified Parties from any amounts claimed to be owed by William Swartz and Barbara Dangleis and from the distribution of any amounts or of the Shares to any employee of SHOC.

                                7.8           Post Closing Wind Up.  The Principals and SHOC may retain copies of records transferred to the Purchaser.  Purchaser agrees to cooperate with the Seller and the Principals in order to permit the Seller and the Principals to prepare its Tax Returns, financial statements and other financial information.
                                7.9           Savory Farms Environmental Condition.  As a condition to the Purchaser’s obligation to close, SHOC shall pay for and obtain for the Beazer Indemnified Parties an environmental insurance policy or an endorsement to the existing environmental policy acceptable to the Purchaser insuring the Beazer Indemnified Parties against any liabilities with respect to the Savory Farms Environmental Condition.

                                7.10         Brokerage Company.  SHOC shall cause the real estate brokerage company affiliated with SHOC to be owned at Closing by not more than eighty percent (80%) by a Beazer designated entity and the balance by a licensed real estate broker in the State of Colorado designated by the Purchaser.

                                7.11         High View.  SHOC and the Principals hereby indemnify and hold harmless the Beazer Indemnified Parties from any liability whatsoever with respect to High View including any warranty work or product liability with respect to homes constructed by or on behalf of High View and any Tax liability with respect to High View including any Tax Liability arising from the divestiture of the 20% interest of April in High View.  SHOC and the Principals shall cause the termination and release at Closing of all obligations of April in favor of High View to conduct any warranty work on residential housing units of April.

                                7.12         Balance Sheet.  SHOC and the Principals shall prepare and deliver to the Purchaser on or before the date reasonably requested by the Purchaser, audited Financial Statements in form acceptable to the Purchaser for SHOC and April and dated through December 31, 2000.

                Section 8.               CLOSING PERIOD.  The Principals, SHOC and April shall have until the Closing Date to obtain all necessary consents for the transfer of the Included Assets to the Purchaser and to satisfy the closing conditions set forth in Section 15.  In the event that the Purchaser determines, in its sole discretion, that, the appropriate consents have not been obtained, or the condition of any of the Included Assets or the April Assets has been the subject of a material change, or any of the representations and warranties of SHOC, the Shareholders, April or the Principals are not true and correct in all material respects, then at the option of the Purchaser may:  (i) waive any breach related thereto and close the transaction contemplated hereby in accordance with the terms hereof; (ii) exclude any asset that has been impaired or is the subject of a material change and receive a credit against the Purchase Price in the Book Value of such assets or exclude any liability which does not comport with the terms of this Agreement; or (iii) terminate this Agreement.

                Section 9.               CLOSING.

                                9.1           Closing Date and Place. The Closing shall occur on the Closing Date in Denver, Colorado.  The Purchaser, Seller and Principals shall satisfy the conditions contained herein including the execution and delivery of the documents required to be executed and delivered hereunder on the Closing Date.  All documents shall be dated as of the Closing Date and the Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

                                9.2           Closing Transactions.  The following shall occur at the closing and, as to the closing documents, shall be deemed delivered on the Closing Date, each being a condition precedent to the others and all being considered as occurring on the Closing Date in the order specified in Section 9.2.1 below:

                                                9.2.1        At Closing, the following will occur, in the order set forth below:

                                                                (a)           SHOC shall sell the Included Assets to the Purchaser for the Purchase Price allocated to the Included Assets in accordance with Section 3;

                                                                (b)           SHOC shall pay twenty percent (20%) of Purchase Price so allocated to the Included Assets, net of any expenses attributable to this Agreement, to April in redemption of April’s partnership interest in SHOC;

                                                                (c)           April shall dividend to the Shareholders the amount paid to April by SHOC in accordance with Section 9.2.1(b), less any amounts required to be accrued by April for any federal and state tax liability with respect to the transactions described in Sections 9.2.1(a) and 9.2.1(b); and

                                                                (d)           The Shareholders shall sell and convey the Shares to the Purchaser.

                                                9.2.2        In furtherance of the foregoing, at Closing:

                                                                (a)           SHOC shall execute in recordable form and deliver to the Purchaser bargain and sale deeds conveying title to the Land and Improvements.

                                                                (b)           The Purchaser shall pay to the Seller the Purchase Price for the Included Assets in the amount and the manner specified in Section 3 hereof.

                                                                (c)           SHOC shall execute and deliver an assignment of the Leases in a form approved by the Purchaser and the Purchaser shall execute and deliver its assumption thereof at Closing.

                                                                (d)           SHOC shall execute and deliver an assignment of the Options to Purchaser in a form approved by the Purchaser and Purchaser shall execute and deliver its assumption thereof.

                                                                (e)           SHOC shall cause to be executed and delivered to the Purchaser an affidavit of SHOC stating that:  (i) there are no boundary disputes affecting the Land, (ii) improvements or repairs which have been made on the Land by SHOC within ninety-five (95) days prior to Closing and all costs with respect thereto have been paid in full or will be accrued on its Closing Balance Sheet, (iii) SHOC is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, (iv) except as set forth in Section 6.1 of this Agreement, no party other than SHOC has possession or rights to possession of the Land, and (v) such other information as the Purchaser’s title insurer may reasonably require in order to delete the standard printed exceptions in the Purchaser’s policy of owner’s title insurance.

                                                                (f)            The Purchaser shall approve the Exhibits and Schedules to this Agreement and the contents thereof as a condition precedent to the obligations of the Purchaser hereunder.

                                                                (g)           The parties shall reaffirm to each other that the warranties and representations set forth in Section 6 hereof are true and correct in all material respects as of the Closing Date, except for such matters as the certifying party has advised the other pursuant to such Section.

                                                                (h)           SHOC shall deliver to the Purchaser possession of the Included Assets as herein contemplated.

                                                                (i)            SHOC shall execute and deliver to the Purchaser a warranty bill of sale conveying the Personal Property and any Intellectual Property to the Purchaser.

                                                                (j)            The Purchaser shall deliver to SHOC an assumption of the Assumed Liabilities.

                                                                (k)           The Principals shall cause the Shareholders to deliver or cause to be delivered to the Purchaser, free and clear of all Encumbrances thereon of every kind, the certificates for the Shares in negotiable form for valid transfers, duly endorsed in blank or with separate executed stock transfer powers attached.

                                                                (l)            SHOC and the Principals shall execute and deliver the Non-Competition Agreements.

                                                                (m)          SHOC shall provide to the Purchaser evidence satisfactory to the Purchaser of the satisfaction of the closing conditions set forth at Section 15.2.

                                                                (n)           The Principals shall cause the Shareholders to deliver to the Purchaser the April bank accounts and any balances which may be contained therein at the time of Closing, together with any cash on hand and other April Assets.

                                                                (o)           SHOC shall execute and deliver an assignment of the Contracts in a form approved by the Purchaser.

                                                                (p)           SHOC shall execute and deliver an assignment of the Existing Purchase Agreements in a form approved by the Purchaser.

                                                                (q)           SHOC, Principals and High View shall execute and deliver the General Release and Covenant Not To Sue required under Section 19.

                                                                (r)            SHOC shall execute and deliver to the Purchaser a power of attorney coupled with an interest which shall authorize and empower the Purchaser to complete and file all necessary documentation on behalf of SHOC or April regarding claims under the Companies’ insurance policies, except to the extent of any coverage resulting from the Seller Indemnified Parties being additional insureds under any liability policies maintained on behalf of the Companies.

                                                                (s)           SHOC shall provide to the Purchaser the Environmental Insurance Policy or the endorsement to the existing Environmental Insurance Policy to be issued in favor of the Beazer Indemnified Parties with respect to the Savory Farms Environmental Condition.

                                                                (t)            SHOC and the Principals shall provide to the Purchaser policy endorsement or endorsements from the insurance companies issuing the Companies’ product liability and general liability insurance policies complying with the terms of Section 3.4.

                                                                (u)           SHOC and the Purchaser shall execute and/or deliver, and the Principals shall cause the Shareholders to execute and deliver, as applicable, such other documents, certificates and the like, as may be required pursuant to this Agreement or necessary or desirable to carry out their respective obligations under this Agreement.

                                                9.2.3        The performance by each party hereto of its obligations as set forth in this Section 9.2 shall constitute an express condition to the performance by the other party hereto of its obligations under this Section 9.2, and the failure of either party to perform its respective obligations as set forth in this Section 9.2 shall excuse performance by the other party of its respective obligations set forth in this Section 9.2.  Nothing contained in this Section, however, shall release or discharge the non-performing party from its obligations and liabilities under this Agreement.

                                9.3           Prorations; Expenses of Closing.

                                                9.3.1        Ad valorem Taxes for the Land for the year of the Closing shall be prorated as of the Closing Date based on the most current tax bill for the Land and on the basis of the fiscal year for which such taxes are levied or assessed, i.e., January 1 through December 31.  SHOC shall be responsible for all “roll back” taxes applicable to any period of ownership other than that of the Purchaser.  The Purchaser shall be responsible for the ad valorem real estate taxes attributable to the Land for the period after the Closing Date. If any of the Land is treated as part of a larger tract for ad valorem real estate tax purposes, then the ad valorem real estate taxes attributable to such Land shall be equal to the taxes assessed against such larger tract (land only) multiplied by a fraction, the numerator of which is the acreage in the Land and the denominator of which is the acreage in the larger tract.  If the actual tax bill for the year of Closing differs from the tax bill upon which the proration is based, the parties  agree that the deferred portion of the Purchase Price will be adjusted to conform to the actual bill when received and that appropriate payments will be made by the parties at the time of receipt of the tax bill in accordance with such adjustment.

                                                9.3.2        SHOC shall pay all transfer, sales, franchise and documentary stamp taxes as well as any assumption or assignment fees or charges in connection with the purchase and sale contemplated in this Agreement, including any reasonable amounts necessary in order to transfer the Options to the Purchaser not to exceed $50,000 in the aggregate and SHOC’s attorneys’ fees.  The Purchaser shall pay its attorneys’ fees.  All escrow expenses and other costs associated with the transfer of the Land in the State of Colorado shall be paid by SHOC.  The Seller shall pay the costs for an owner’s title insurance policy insuring the value of the Land.

                                                9.3.3        SHOC has not prorated real estate taxes for the year of Closing with respect to any residential units sold by SHOC.  SHOC has agreed to pay or reimburse purchasers of residential units for the portion of the real estate taxes attributable to each residential unit sold by SHOC for the period of the year of closing elapsing prior to closing.  The obligation to reimburse such purchasers will not be an Assumed Liability and the Purchaser will not receive a credit for any reserve or accrual of such obligation appearing upon the balance sheet of SHOC.  Furthermore, SHOC shall pay into an escrow account with a title insurance company approved by the Purchaser in an amount reasonably acceptable to the Purchaser and SHOC to pay the foregoing taxes or to reimburse the homeowners in a timely manner.  Any amounts in the account shall be made available by the title company to the Purchaser to satisfy any indemnified claims under this section, and the balance remaining in such account, if any, shall be paid to SHOC on December 31, 2002.

                Section 10.             CONDEMNATION OR DESTRUCTION.  If, between the Effective Date and the Closing, any portion of the Land or interest therein that is of such size and configuration or character to interfere with the development of the Land for the Purchaser’s intended use is taken in condemnation or is materially damaged or destroyed, the Purchaser shall have the right by written notice given to the Seller and Principals to terminate this Agreement, or to exclude that particular portion of the Land or the Project affected by the condemnation and receive a reduction in the Purchase Price based upon the book value of the asset taken (which shall apply to the Cash Portion of the Purchase Price) and in the event of such termination, the parties hereto shall have no further liability or obligation to each other or to anyone else under this Agreement.

                Section 11.             BROKERS.  Each party represents to the other that there is no broker or other person entitled to a commission or similar fee in connection with this transaction except KPMG (“Seller’s Advisor”) which has acted as broker to Seller and shall be paid a fee by Seller.  In no event shall Purchaser have any obligation to Seller’s Advisor, regardless of whether the transaction contemplated hereby is closed.  Each party covenants and agrees to defend, indemnify and save harmless the other from and against any claim for brokerage or other commission or similar fee or compensation for any service rendered at its instance in connection with this transaction.  The foregoing indemnification shall survive any termination of this Agreement.

                Section 12.             RIGHT OF ENTRY.

                                12.1         Tests, Borings and Examinations.  Following the Effective Date and prior to the Closing, the Purchaser and its representatives (subject to the conditions contained in any Option) may enter upon the Land for purposes of conducting soil and environmental tests, engineering studies, land planning and other testing and exploration work deemed necessary or appropriate by the Purchaser to formulate plans for the intended use.  The Purchaser shall restore the Land for any invasive tests conducted by the Purchaser.

                                12.2         Indemnification.  The Purchaser shall indemnify and hold the Seller’s Indemnified Parties harmless from and against any and all claims, demands, actions, causes of action, losses and expenses (including, without limitation, reasonable attorneys’ fees, both at trial and appellate levels, and court costs) which are asserted against the Seller’s Indemnified Parties and which shall or may arise by reason of the Purchaser’s exercise of its rights under Section 12.1 hereof.  The indemnification contained in this Section 12.2 shall survive the Closing and any termination, expiration or lapse of this Agreement.

                Section 13.             DEFAULT.

                                13.1         The Purchaser’s Default.  If after notice and the expiration of the applicable cure period, the Purchaser shall default in the performance of its obligations hereunder prior to or on the Closing Date, the Seller shall have the right to treat this Agreement as null and void and the Purchaser shall pay to the Seller $150,000.00 as full liquidated damages suffered by the Seller by virtue of the Purchaser’s default.  The Purchaser and the Seller acknowledge and agree that actual damages to be suffered by the Seller in the event of a default by the Purchaser are in their nature difficult or impossible to determine with exactness and because the Purchaser would not have entered into this Agreement unless the Purchaser were exculpated from personal liability as provided herein.  Accordingly, the Seller and the Purchaser acknowledge and agree that liquidated damages in the amount of the $150,000.00 is a reasonable estimate of the Seller’s loss in the event of the Purchaser’s default under this Agreement on or prior to the Closing Date, is not a penalty and is intended to be full liquidated damages in lieu of any other remedy as permitted by law or equity.  The Seller hereby waives the right to pursue any other damages against any of the Beazer Indemnified Parties and the remedy of specific performance against the Purchaser or Beazer.

                                13.2         The Seller’s Default.  If the Seller shall default in the performance of its obligations hereunder, or breaches any representation or warranty, then the Purchaser shall have the right to treat this Agreement as null and void, or to treat this Agreement as being in full force and effect and to seek the remedy of specific performance against the Seller and, in any event to pursue all other remedies available to the Purchaser.

                                13.3         Required Notice and Cure Period.  Neither party shall declare a default or breach of the obligations of the other hereunder or exercise any right or remedy with respect to such alleged breach or default until that party provides the other notice of the alleged event of default and a detailed statement of the actions required to cure such event of default.  Thereafter, the alleged defaulting party shall have a period of fifteen days from the date of receipt of such notice in which to cure the alleged event of default in the manner designated in such notice.

                The commencement of and continuation of the cure period shall be conditioned upon the alleged defaulting party consistently and in good faith attempting to cure the alleged breach or event of default during the cure period and the communication by the alleged defaulting party of its intent to undertake curative action within seven days of the date of receipt of the notice of the alleged event of default.

                                13.4         Effect of Termination; Liquidated Damages.  Upon termination of this Agreement in the manner set forth in either Section 13.1 or 13.2, neither party shall have any further obligations or liabilities to the other or to anyone else hereunder except for the indemnity provisions and confidentiality provisions hereof and as otherwise specifically provided herein.

                                13.5         Effect of Termination.  If any party terminates this Agreement, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party  No termination of this Agreement shall waive or otherwise terminate any indemnification provisions hereof.

                Section 14.             INDEMNIFICATIONS.

                                14.1         Indemnification Provisions for Benefit of the Purchaser.

                                                (a)           In the event the Seller Parties breach, or in the event any third party alleges facts that, if true, would mean the Seller Parties have breached, any of its representations, warranties or covenants contained in this Agreement, provided that the Purchaser makes a written claim for indemnification against the Seller Parties, then SHOC and the Principals each jointly and severally agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach or the alleged breach.

                                                (b)           SHOC and the Principals each jointly and severally agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of or caused by:

                                                                (i)            any liability of the Seller which is not an Assumed Liability or in any way arising out of an act or omission of the Seller Parties prior to Closing (other than an Assumed Liability);

                                                                (ii)           any liability of the Seller Parties that is imposed on the Purchaser by operation of law, including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability, which is not an Assumed Liability;

                                                                (iii)          any liability of the Seller Parties for the unpaid taxes which are not an Assumed Liability of any person as a transferee or successor, by contract, or otherwise; and

                                                                (iv)          any other indemnity by a Seller Party under this Agreement.

                The indemnification provisions by SHOC and the Principals are joint and several.  Accordingly, the Purchaser shall not be obligated to:  (i) join all of SHOC and the Principals in any action under any indemnity hereunder; (ii) satisfy any actions or judgments against any Person or all of them; or (iii) pursue any available remedies against any particular Person or all of them, prior to pursuing remedies against and satisfying judgments or other collection rights against any other Person.

                                14.2         Indemnification Provisions for Benefit of Seller Parties.  Purchaser and Beazer jointly and severally agree to indemnify the Seller Parties for the following:

                                                (a)           In the event the Purchaser breaches, or in the event any third party alleges facts that, if true, would mean the Purchaser has breached, any of its representations, and warranties contained in this Agreement, provided that the Seller Parties make a written claim for indemnification against the Purchaser as provided in this Section 14, then the Seller Parties shall be indemnified from and against the entirety of any Adverse Consequences the Seller Parties may suffer through and after the date of the claim for indemnification including any Adverse Consequences the Seller Parties may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of or caused by the breach or the alleged breach;

                                                (b)           from and against, the entirety of any Adverse Consequences the Seller Parties or the Seller may suffer resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability or in any way arising out of an act or omission of the Purchaser following Closing;

                                                (c)           Adverse Consequences under other indemnities given by Purchaser under this Agreement.

                The indemnification provisions by the Purchaser and Beazer are joint and several.  Beazer has executed and delivered this indemnity for the purpose of evidencing its obligations to be liable for any indemnification by the Purchaser hereunder.  Accordingly, the Seller shall not be obligated to:  (i) join the Purchaser in any action under any indemnity hereunder; (ii) satisfy any actions or judgments against Purchaser; or (iii) pursue any available remedies against the Purchaser prior to pursuing remedies against and satisfying judgments or other rights against Beazer.

                                14.3         Matters Involving Third Parties.  If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (“Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 14, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and then solely to the extent the Indemnifying Party thereby is prejudiced.

                                                (a)           any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

                                                                (i)            the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, without qualification or reservation, from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim;

                                                                (ii)           the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

                                                                (iii)          the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

                                                                (iv)          settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party;

                                                                (v)           the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and

                                                                (vi)          the counsel selected at the time of selection and continuously has, in the reasonable judgment of the Indemnified Party, no conflict of interest with respect to each action and its appearance therein.

                In addition to the foregoing, in the event that the Indemnified Party is the Purchaser, as a condition to undertaking the defense of the indemnified claim, the Seller Indemnified Parties must provide to the Purchaser the unconditional agreement by SHOC and the Principals agreeing to be primarily liable and responsible to the Purchaser without defense or claim as to the indemnified claim and, in the event the Indemnified Party is the Seller, as a condition to undertaking the defense of the indemnified claim the Purchaser must provide to the Seller Indemnified Parties the unconditional agreement by Beazer to be primarily liable and responsible to the Seller Indemnified Parties without defense or claim as to the indemnified claim.

                                                (b)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 14.3 hereof:

                                                                (i)            the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

                                                                (ii)           the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably; and

                                                                (iii)          the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

                                                (c)           In the event any of the conditions in Section 14.3 hereof are not satisfied at any time, however:

                                                                (i)            the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

                                                                (ii)           the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim including reasonable attorneys’ fees and expenses;

                                                                (iii)          the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 14; and

                                                                (iv)          the remaining restrictions set forth at Section 14.3(c)(ii) shall no longer be applicable.

                                14.4         Relationship between Indemnities and Insurance Coverage.  The parties intend that: the primary coverage for any indemnified matter contained in this Agreement shall be any insurance that covers the indemnified matter.  Accordingly, in the event that an indemnified matter is covered by insurance, then the parties agree to first satisfy the indemnified obligation through available insurance proceeds and the indemnity shall cover amounts in excess of the available insurance proceeds for the indemnified matter and any deductible amounts associated therewith.  Furthermore, to the extent that insurance proceeds are paid concerning an indemnified matter, the Indemnified Parties waive their right of subrogation against the other to the extent of such amount.  The parties further agree, however, that in the event that the insurance carrier for such insurance does not admit responsibility for payment  and pay the proceeds of the coverage to the Indemnified Parties within a commercially reasonable time period or does not provide an adequate defense of the liability under the applicable policy, or resists either payment or defense in any manner, then upon assignment by the Indemnified Parties to the Indemnifying Parties of all claims by the Indemnified Parties under such insurance, the Indemnifying Parties will be liable to the Indemnified Parties without regard to this section, provided that (a) the Indemnified Parties will reasonably cooperate with the Indemnifying Parties with respect to the preparation, prosecution and appeal of any claims against the issuer of such insurance and (b) any recovery by the Indemnified Parties under such insurance as to which amounts have been paid to the Indemnified Parties by the Indemnifying Parties will be promptly paid over to the Indemnifying Parties.

                                14.5         Subrogation to Rights of Indemnified Parties.  To the extent of any indemnity payment made by an Indemnifying Party to an Indemnified Party, the Indemnifying Party will be subrogated to and succeed to the rights of the Indemnified Party against any third party liable or obligated to the Indemnified Party with respect to the matters as to which such indemnity payment is made.  Such right of subrogation will be subordinate to any right of subrogation of any insurance company paying a claim with respect to the same matters, and such right of subrogation will impose no obligation upon the Indemnified Party other than to reasonably cooperate, at the expense of the Indemnifying Party, as reasonably requested by the Indemnifying Party, with respect to assertion of such subrogation rights.

                Section 15.             CONDITIONS PRECEDENT IN FAVOR OF PURCHASER.

                                15.1         Conditions to Obligation of the Purchaser and Beazer.  The obligations of the Purchaser and Beazer hereunder are subject in all respects to the complete satisfaction of the following conditions precedent in favor of the Purchaser and Beazer:

                                                (a)           The approval of all required parties for the assignment of the Options, Leases, Joint Ventures, Contracts and Companies’ insurance policies, or, as to the Companies’ insurance policies, an arrangement with respect to the enforcement of such policies and payments of the proceeds thereof that is acceptable to the Purchaser;

                                                (b)           The receipt by the Purchaser of the documents and instruments set forth in Section 9;

                                                (c)           The truth and accuracy of all representations and warranties of the Seller Parties in all material respects as of the Closing Date, subject to the last paragraph of Section 6.5;

                                                (d)           The receipt by the Purchaser of the owners’ policy of title insurance without exception to the Title Objections or the waiver of the remaining Title Objections by the Purchaser;

                                                (e)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                                                                (i)            Prevent consummation of any of the transactions contemplated by this Agreement; or

                                                                (ii)           Cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                                                (f)            All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser; and

                                                (g)           The Purchaser receives the agreements required under Section 3.4(c) and such other agreements as it may require to assure it that the Companies’ insurance policies are in full force and effect and will be available to the Purchaser from and after Closing without the payment of additional amounts by the Purchaser.

                                15.2         Specific Closing Conditions in favor of the Purchaser with respect to April.  April covenants and agrees to divest itself of its 20% interest in SHOC and its 20% in High View at Closing without the incurrence of any liabilities or obligations, contingent or otherwise which will apply to any period after Closing.  April shall provide to the Purchaser evidence of this divestiture without incurrence of liabilities or obligations on or before Closing.  The obligations of the Purchaser under this Agreement are conditioned upon the compliance with the foregoing requirement by April at or prior to Closing in a manner satisfactory to the Purchaser.

                                15.3         Conditions to Obligation of the Seller and the Principals.  The obligations of the Seller and the Principals to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                                                (a)           the representations and warranties set forth in Section 6.3 above shall be true and correct in all material respects at and as of the Closing Date;

                                                (b)           the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                                                (c)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                                                                (i)            prevent consummation of any of the transactions contemplated by this Agreement; or

                                                                (ii)           cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                                                (d)           all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SHOC and the Principals;

                                                (e)           receipt of an assumption of the Assumed Liabilities from the Purchaser, to reflect the adjustments required in order to cause the payment of the Holdback to equal the Final Purchase Price.

                In the event that any of the consents are not obtained with respect to 15.3(e) above, then the Purchaser shall have the right to exclude the assets affected thereby from the Included Assets.

                                15.4         Waiver of Conditions and other Remedies.  The party that is the beneficiary of a condition may unilaterally waive that condition.  To the extent that a condition affects a particular Included Asset or Assets, then the Purchaser may elect either to:  (i) exclude the affected Asset and receive a corresponding reduction in the Purchase Price;  (ii) terminate this Agreement; or (iii) undertake such remedies as may be available to the Purchaser including the remedy of self-help and receive a reimbursement from the Seller toward the cash portion of the Purchase Price for amounts expended or actions taken to satisfy the condition.

                Section 16.             NOTICE.  All notices to be given to either party hereunder shall be deemed given if made in writing and deposited in the United States registered or certified mail, postage prepaid, or by recognized overnight delivery service, addressed to the parties at the following addresses:

If to the Seller:	Sanford Homes of Colorado, LLLP
7600 East Orchard Road
Suite 270N
Englewood, Colorado 80111
Attn: Charles H. Sanford

and to:	Mr. Charles H. Sanford
Ms. Linda Elliott
2707 E Williamette Ln
Greenwood Village, CO 80121-1612

and to:	Gary Powell
KPMG
4440 Arapahoe Avenue, Suite 280
Boulder, Colorado 80303

and a copy to:	Brian D. Fitzgerald
Clanahan, Tanner, Downing & Knowlton, P.C.
730 17th Street, Suite 500
Denver, Colorado 80202

If to the Purchaser:	Beazer Homes Holdings Corp.
5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342
Attn: Peter H. Simons, Senior Vice President

and to:	Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342
Attn: C. Lowell Ball, General Counsel

and a copy to:	Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
Attn: Charles T. Sharbaugh, Esq.

                All notices shall be deemed received on the sooner to occur of:  (i) the date of actual receipt; (ii) three days after deposit in the United States postal service; or (iii) the next Business Day after depositing in the overnight delivery service.  Refusal of delivery shall be deemed receipt.  Delivery to any of the designated recipients shall be deemed to be received by all of the recipients of that addressee.

                Section 17.             ASSIGNMENT.  The Purchaser shall have the right to assign its rights under this Agreement, without the Seller’s consent, to any subsidiary or related entity of the Purchaser so long as neither the Purchaser nor Beazer shall be released from its obligations hereunder.

                Section 18.             MISCELLANEOUS.

                                18.1         No Waiver.  No waiver by the Seller or the Purchaser of any breach by the other party of any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent breach of the same or any other covenants, agreements or obligations, nor shall any forbearance by either party to seek a remedy for any breach by the other party be deemed a waiver by such first party of its rights or remedies with respect to such breach or any similar breach in the future.

                                18.2         Captions; Pronouns; and Interpretation.  The captions of the Sections and paragraphs of this Agreement and the particular pronouns used herein, whether masculine, feminine, or neuter, singular or plural, are for convenience only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.  References in this Agreement to “including” shall mean “including without limitation”.

                                18.3         Severability.  In the event that any provision of this Agreement violates any applicable law, such provision shall be invalid to the extent of such violation without affecting the validity or enforceability of any other provision hereof; provided, however, that if such invalidity materially adversely affects the rights of the Seller or the Purchaser, then the party so affected may, by written notice given to the other party terminate this Agreement.

                                18.4         Survival.  The covenants, reservations and agreements of the Seller, the Principals, Beazer and the Purchaser contained herein shall survive the Closing and shall not merge into the various documents executed and delivered at Closing.  The representations and warranties made by the Seller to the Purchaser hereunder shall be true and correct as of the Closing Date subject to the provisions of the last paragraph of Section 6.5.  The covenants, reservations and agreement and representations and warranties shall survive for the period of two years from the date of Closing.

                                18.5         Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and no change in this Agreement may be made except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  To the extent the provisions thereof are not inconsistent herewith, this Agreement supersedes and replaces the Letter of Intent.

                                18.6         Extension of Time.  Whenever under this Agreement performance is to be made on a Saturday, Sunday or a public holiday under the laws of either the State of Colorado or the State of Georgia, such performance may be made on the next succeeding day which is not a Saturday, Sunday or public holiday under the laws of either the State of Colorado or the State of Georgia.

                                18.7         Time of Essence.  Time is of the essence of this Agreement.

                                18.8         Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

                                18.9         Cumulative Rights.  Except as otherwise expressly set forth in this Agreement, all rights, powers and privileges conferred hereunder upon the parties shall be cumulative but not restricted to those given by law.

                                18.10       Binding Effect.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and, to the extent permitted hereunder, assigns.

                                18.11       Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument, and the signature of any party to any counterpart of this Agreement may be appended to any other counterpart of this Agreement.

                                18.12       Construction.  The Seller and the Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

                                18.13       No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                                18.14       Press Releases and Public Announcements.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure.

                Section 19.             RELATIONSHIP AMONG THE SELLER, APRIL AND THE PRINCIPALS FROM AND AFTER CLOSING.  The Seller and the Principals agree that any indemnity contained herein by any of them in favor of the Beazer Indemnified Parties extends to April from and after the Closing Date.  Further, the Seller and the Principals agree that it is their intent to forever terminate any right of contribution or right to seek the performance of any obligation or the payment of any liability by April from and after the Closing Date.  Accordingly, the Principals and the Seller shall execute and deliver to April on the Closing Date and shall cause High View to execute and deliver to April on the Closing Date a general release of all obligations and liability and a covenant not to sue whereby each of them covenants and agrees not to sue April or its officers, employees or directors or shareholders that exist after the Closing Date for any reason whatsoever.

                The Seller and the Principals agree that any claims against April for breach of any warranty or representation hereunder shall be the obligations of the Seller and the Principals hereunder and that the execution and delivery of the general release and covenant not to sue will not limit or release the obligations of the Seller and the Principals with respect to the representations and warranties with respect to any aspect of April hereunder.

                Section 20.             GUARANTY BY THE PRINCIPALS.  The Principals hereby guarantee the performance of all obligations of the Seller and, as to April prior to Closing, hereunder including all representations and warranties and all indemnities by the Seller.  The Principals hereby agree that they have received good and adequate consideration for the execution and delivery of this Guaranty as well as the performance of their obligations hereunder.  The Principals may administer this Agreement so as to make modifications and amendments in their discretion and such modifications and amendments shall not impair or diminish the binding and enforceability of this guaranty.  SHOC and the Principals agree that the Purchaser may enforce any term, condition, representation, warranty or indemnity of SHOC or the Principals hereunder without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Purchaser against the Seller or April hereunder.

                Section 21.             GUARANTY BY BEAZER.  Beazer hereby guarantees the performance of all obligations of the Purchaser hereunder including all representations and warranties and all indemnities by the Purchaser hereunder.  Beazer hereby agrees that it has received good and adequate consideration for the execution and delivery of this Guaranty as well as the performance of its obligations hereunder in that it is the principal and majority shareholder of the Purchaser.  Beazer agrees that the Purchaser may administer this Agreement so as to make modifications and amendments in its discretion and such modifications and amendments shall not impair or diminish the binding and enforceability of this guaranty.  Beazer agrees that the Seller may enforce any term, condition, representation, warranty or indemnity of the Seller hereunder without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Seller hereunder.

                Section 22.             SPECIAL DISTRICT DISCLOSURE STATEMENT.  As required by §38-35.7-101, C.R.S., the following disclosure statement is required to be made in every contract for the purchase and sale of residential real property:

                SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATIONS AND INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN THE DISTRICT.  PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES.  PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

                Section 23.             SCHEDULES TO THE CONTRACT.  The Purchaser and Seller agree that the Seller shall assemble and deliver to the Purchaser all Exhibits and Schedules required under this Agreement on or before ten (10) Business Days from the date of the execution hereof.  The Purchaser shall have the right to terminate this Agreement in the event that the Seller does not perform this obligation on or before the designated date or if the Purchaser and the Seller are unable to agree on the final form of the Exhibits and Schedules prior to the Closing Date, then either party may terminate this Agreement.

                Section 24.             RELATIONSHIP BETWEEN THE SHAREHOLDERS AND THE PRINCIPALS.  The Principals hereby warrant to the Purchaser that the Principals are the sole beneficiaries of the Individual Retirement Accounts that constitute the Shareholders and that the proceeds of the foregoing Individual Retirement Accounts are not subject to any Encumbrance and no rights have been assigned to any other party other than the custodian thereof.  The Principals agree that they will deliver to the Purchaser within ten (10) Business Days after execution of this Agreement the written agreement of the Shareholders to deliver to the Purchaser at Closing the certificates for the Shares, accompanied by stock powers transferring the Shares to the Purchaser and will cause the Shareholders to perform the obligations to convey the Shares of April as provided herein.

                IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the day first written above.

SELLER:

SANFORD HOMES OF COLORADO, LLLP, a Colorado limited liability limited partnership

By:	Communities by Sanford, Inc., a Colorado corporation, its general partner

By:

Charles H. Sanford III, CEO

PRINCIPALS:

(L.S.)
CHARLES H. SANFORD III

(L.S.)
LINDA A. ELLIOTT

APRIL CORPORATION, a Colorado corporation

By:

Its:

(L.S.)
CHARLES H. SANFORD III, as Beneficiary of the Individual Retirement Account f/b/o Charles H. Sanford III maintained with PNC Bank as Custodian

(L.S.)
LINDA A. ELLIOTT, as Beneficiary of the Individual Retirement Account f/b/o Linda A. Elliott maintained with PNC Bank as Custodian

PURCHASER:

BEAZER HOMES HOLDINGS CORP., a Delaware corporation

By:

Ian J. McCarthy
Its:	President / CEO

BEAZER HOMES USA, INC., a Delaware corporation

By:

Ian J. McCarthy
Its:	President / CEO

Joinder and Consent

                IN CONSIDERATION OF TEN AND NO/100 ($10.00) DOLLARS, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby execute and deliver this Joinder and Consent to this Agreement for the purposes of acknowledging and consenting to the provisions of this Agreement pertaining to Sanford Homes of Colorado, LLLP, a Colorado limited liability limited partnership, and High View Homes, LLC, a Colorado limited liability company, all as of the day and year first above written.

(L.S.)
PERRY A. CADMAN

(L.S.)
DANIEL S. CONNERLY

(L.S.)
CLARENCE M. HUGHES

(L.S)
LYLE W. MORET

(L.S.)
GEORGE M. UPTON

(L.S.)
JAMES C. SANFORD

Joinder and Consent

                IN CONSIDERATION OF TEN AND NO/100 ($10.00) DOLLARS, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby executes and delivers this Joinder and Consent to this Agreement for the purposes of acknowledging and consenting to the provisions of this Agreement relating to or affecting High View Homes, including, without limitation, Section 3.3(c), Section 3.4(b), Section 4, Section 7.8, Section 9.2.2(q), Section 14.4, Section 15.2, and Section 19, all as of the day and year first above written.

HIGH VIEW HOMES LLC

By:

Its